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Filed Pursuant to
Rule 424(B)(2)
Registration No. 333-118023

        PROSPECTUS SUPPLEMENT
(To Prospectus dated November 8, 2004)

10,000,000 Shares

AXIS Capital Holdings Limited

7.25% Series A Preferred Shares
(Liquidation Preference $25 Per Share)

        We are selling 10,000,000 of our 7.25% series A preferred shares, par value $0.0125 per share.

        Upon liquidation, dissolution or winding-up, the holders of the series A preferred shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25 per share, plus declared and unpaid dividends, if any, to the date fixed for distribution. Dividends on the series A preferred shares will be payable on a non-cumulative basis only when, as and if declared by our board of directors, quarterly in arrears on the fifteenth day of January, April, July and October of each year, commencing on January 15, 2006, at a rate equal to 7.25% of the liquidation preference per annum (equivalent to $1.8125 per share).

        On and after October 15, 2010, we may redeem the series A preferred shares, in whole or in part, at any time, at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to the date of redemption. We may not redeem the series A preferred shares before October 15, 2010, except that we may redeem the series A preferred shares before that date at a redemption price of $26 per share, plus declared and unpaid dividends, if any, to the date of redemption, if we submit to the holders of our common shares a proposal for an amalgamation or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after the date of this prospectus supplement, for its validation or effectuation an affirmative vote of the holders of the series A preferred shares at the time outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class. The series A preferred shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities or property.

        There is currently no public market for the series A preferred shares. We have applied to list the series A preferred shares on the New York Stock Exchange under the symbol "AXSPRA." If the application is approved, trading in the series A preferred shares is expected to commence within 30 days after the initial delivery of the series A preferred shares. Our common shares are listed on the New York Stock Exchange under the symbol "AXS." The last reported sale price of the common shares on September 28, 2005 was $28.00 per share.

        You are urged to carefully read the "Risk Factors" section beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying prospectus where specific risks associated with the series A preferred shares are described, along with the other information in this prospectus supplement and the accompanying prospectus, before you make your investment decision.

        None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial Public Offering Price(1)	$25.00	$250,000,000

Underwriting Discounts and Commissions(2)	$0.7875	$7,875,000

Proceeds to AXIS Capital (before expenses)(2)	$24.2125	$242,125,000

(1)
The Initial Public Offering Price does not include accumulated dividends, if any, that may be declared. Dividends, if declared, will accumulate from October 5, 2005.

(2)
For sales to certain institutions, the underwriting commissions will be $0.50 per series A preferred share and, to the extent of such sales, the total underwriting discounts and commissions will be less than the amount set forth above and the proceeds to us will be greater than the amount set forth above.

        The underwriters expect to deliver the series A preferred shares to purchasers on or about October 5, 2005.

Joint Book-Running Managers

Citigroup    Wachovia Securities Merrill Lynch & Co. Morgan Stanley

Banc of America Securities LLC Deutsche Bank Securities HSBC JPMorgan

September 28, 2005

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus relate to the offer and sale by us of the series A preferred shares. You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell the series A preferred shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates.

        This prospectus supplement contains basic information about us and the series A preferred shares. This prospectus supplement may add, update or change information contained in or incorporated by reference into the accompanying prospectus. In addition, the information incorporated by reference into the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus or any information incorporated therein by reference, this prospectus supplement will apply and will supersede such information in the accompanying prospectus. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption "Where You Can Find More Information" in this prospectus supplement.

        Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the "BMA") must approve all issuances and transfers of securities of a Bermuda exempted company. We have obtained from the BMA their permission for the issue and free transferability of the series A preferred shares being offered pursuant to this prospectus supplement and the accompanying prospectus. The BMA accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement or in the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, references to the "Company," "we," "us" or "our" refer to the consolidated operations of AXIS Capital Holdings Limited ("AXIS Capital") and its direct and indirect subsidiaries and branches, including AXIS Specialty Limited ("AXIS Specialty"), AXIS Re Limited ("AXIS Re"), AXIS Specialty Europe Limited ("AXIS Specialty Europe"), AXIS Reinsurance Company ("AXIS Reinsurance"), AXIS Specialty Insurance Company ("AXIS Insurance"), AXIS Surplus Insurance Company ("AXIS Surplus"), AXIS Re Europe and AXIS Specialty London, unless the context suggests otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as "may," "should," "could," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" and "intend." Forward-looking statements contained in this prospectus supplement include information regarding our estimate and assessment of losses related to Hurricanes Katrina and Rita, our expectations regarding pricing and other market conditions, our growth prospects, the amount of our net losses and loss reserves, the projected amount of our capital expenditures, managing interest rate and foreign currency risks, our valuations of potential interest rate shifts and foreign currency rate changes and measurements of potential losses in fair market values of our investment portfolio. Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include our losses related to Hurricanes Katrina and Rita exceeding our estimate and assessment, complex coverage and regulatory issues such as whether such losses result from storm surge or flood and the impact of such losses on our reinsurers. Additional important factors that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedents to adequately evaluate risks, (7) the loss of one or more of our key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12) general economic conditions and (13) the other matters set forth under "Risk Factors" contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS CAPITAL HOLDINGS LIMITED

        AXIS Capital is a holding company domiciled in Bermuda. Through our operating subsidiaries and branches based in Bermuda, Ireland, the United Kingdom, the United States and Switzerland, we provide specialty lines insurance and treaty reinsurance on a global basis. We focus on writing coverage for specialized classes of risk through our team of highly-skilled and experienced underwriters.

        Through December 31, 2004, our business consisted of four underwriting segments: global insurance, global reinsurance, U.S. insurance and U.S. reinsurance. Effective January 1, 2005, we created two distinct global underwriting platforms—AXIS Insurance and AXIS Re. Consistent with this strategic realignment of our organizational structure, we have reclassified our operations into two underwriting segments: insurance and reinsurance. Our insurance underwriting segment has been further divided into two sub-segments: U.S. insurance and global insurance.

        Our global insurance sub-segment principally consists of specialty lines business that is sourced outside of the United States but covers exposures throughout the world, including:

  •
  Property;

  •
  Marine;

  •
  Terrorism and War Risk;

  •
  Aviation and Aerospace;

  •
  Political Risk; and

  •
  Professional Lines and Other Specialty.

        Our U.S. insurance sub-segment principally consists of specialty lines business that is sourced in the United States and covers exposures predominately in the United States, including:

  •
  Property;

  •
  Liability;

  •
  Professional Lines; and

  •
  Other Specialty.

        Our reinsurance segment principally consists of treaty reinsurance business that covers exposures throughout the world, including:

  •
  Catastrophe;

  •
  Property;

  •
  Professional Lines;

  •
  Credit and Bond;

  •
  Motor;

  •
  Liability; and

  •
  Other.

        We seek to use our management's extensive expertise, experience and long-standing market relationships to identify and underwrite attractively-priced risks while delivering innovative insurance and reinsurance solutions to our customers. Our underwriters are focused on constructing a portfolio of risks that utilizes our capital while optimizing the risk-reward characteristics of the portfolio. We intend to continue to exercise highly-disciplined underwriting practices and manage a diverse book of business while seeking to maximize our profitability and generate superior returns on equity.

        We began operations in November 2001. Our principal executive offices are located at 106 Pitts Bay Road, Pembroke HM 08, Bermuda, and our telephone number is (441) 296-2600.

RECENT DEVELOPMENTS

        On September 21, 2005, we announced that our initial estimate of losses net of reinsurance recoverables related to Hurricane Katrina is between $500 million and $650 million. Our estimate of net losses is based upon industry loss predictions of $40 billion to $60 billion and includes wind-related damages, flood-related damages, offshore energy and marine losses and business interruption. We expect that losses from Hurricane Katrina will arise in both our insurance and reinsurance segments. Our estimate of net losses is derived from a combination of the output of industry models, market share analyses, a review of in-force contracts and preliminary loss information from our clients, brokers and loss adjusters. Our actual losses from Hurricane Katrina may ultimately differ materially from our estimated losses. See "Risk Factors—Our business, results of operations and financial condition could be adversely affected by losses related to Hurricanes Katrina and Rita" in this prospectus supplement.

        On September 24, 2005, Hurricane Rita struck Texas and Louisiana, causing significant destruction in those areas. Because this event is so recent and assessments of damages are so preliminary, we are unable to estimate with any accuracy our net losses related to Hurricane Rita. However, based on early industry loss predictions ranging from $2.5 billion to $6.0 billion, a combination of the output of industry models, market share analyses and a preliminary review of in-force contracts, our preliminary assessment is that our net losses related to Hurricane Rita will be substantially less than our estimated net losses from Hurricane Katrina. After taking into account our estimated losses from Hurricane Katrina and our preliminary assessment of losses from Hurricane Rita, at this time we are unable to determine whether we will have consolidated operating income for the 2005 calendar year. Our actual losses from Hurricane Rita may ultimately differ materially from our preliminary assessment of losses. See "Risk Factors—Our business, results of operations and financial condition could be adversely affected by losses related to Hurricanes Katrina and Rita" in this prospectus supplement.

        On August 9, 2005, we were advised that AXIS Insurance, AXIS Surplus and AXIS Reinsurance have been named in a putative class action lawsuit captioned In re Insurance Brokerage Antitrust Litigation. Although we have not yet been formally served in this lawsuit, we intend to accept service of process on September 30, 2005. The lawsuit is pending in the United States District Court for the District of New Jersey and includes as defendants numerous insurance brokers and insurance companies. The lawsuit alleges antitrust and RICO violations in connection with the payment of contingent commissions and manipulation of insurance bids and seeks damages in an unspecified amount. We believe that the lawsuit is completely without merit and intend to vigorously defend against it.

THE OFFERING

        The description of the terms of the series A preferred shares in this section is only a summary of the terms of the series A preferred shares. Because the following summary is not complete, you should refer to the Certificate of Designations relating to the series A preferred shares for a complete description of the terms of the series A preferred shares. You should also refer to the sections entitled "Description Of The Series A Preferred Shares" in this prospectus supplement and "Description Of Share Capital" in the accompanying prospectus.

Issuer	AXIS Capital Holdings Limited
Securities Offered	7.25% Series A Preferred Shares
Dividends
Dividends on the series A preferred shares, only when, as and if declared by our board of directors, will accumulate and be payable on the liquidation preference amount on a non-cumulative basis, quarterly in arrears on each dividend payment date, in an amount per share equal to 7.25% of the liquidation preference per annum (equivalent to $1.8125 per share). See "Description Of The Series A Preferred Shares—Dividends" in this prospectus supplement and "Description Of Share Capital—Preference Shares—Dividends" in the accompanying prospectus.

We believe that dividends paid by us to non-corporate holders on the series A preferred shares before 2009 should be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income" if, as is intended, we successfully list the series A preferred shares on the New York Stock Exchange (the "NYSE"). Qualified dividend income is subject to tax at capital gain rates. Dividends paid by us to corporate holders on the series A preferred shares will not be eligible for a dividends received deduction. For further information, see "Material Tax Considerations—Taxation of Dividends" in this prospectus supplement.
Redemption
On and after October 15, 2010, we may redeem the series A preferred shares, in whole or in part, at any time, at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to the date of redemption. At any time prior to October 15, 2010, if we submit to the holders of our common shares a proposal for an amalgamation or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after the date of this prospectus supplement, for its validation or effectuation an affirmative vote of the holders of the series A preferred shares at the time outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class, we have the option to redeem all of the outstanding series A preferred shares at a redemption price of $26 per share, plus declared and unpaid dividends, if any, to the date of redemption. See "Description Of The Series A Preferred Shares—Redemption" in this prospectus supplement and "Description Of Share Capital—Preference Shares—Redemption" and "Description Of Share Capital—Preference Shares—Restrictions in Event of Default in Dividends on Preference Shares" in the accompanying prospectus.

Ranking	The series A preferred shares:
•
will rank senior to our junior stock with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior stock includes our common shares and any other class of our capital stock that ranks junior to the series A preferred shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up; and
•
will rank at least equally with each other series of our capital stock ranking on parity with the series A preferred shares as to dividends and distributions upon our liquidation, dissolution or winding-up, which we refer to as parity stock. As of the date of this prospectus supplement, no series of parity stock is outstanding.
Liquidation Rights
Upon any liquidation, holders of the series A preferred shares are entitled to receive from our assets legally available for distribution to shareholders, before any distribution is made to holders of common share or other junior stock, a liquidation preference in the amount of $25 per share, plus declared and unpaid dividends, if any, to the date fixed for distribution. See "Description Of The Series A Preferred Shares—Liquidation Rights" in this prospectus supplement and "Description Of Share Capital—Preference Shares—Liquidation, Dissolution or Winding Up" in the accompanying prospectus.
Voting Rights
Generally, the holders of the series A preferred shares will not have any voting rights. Whenever dividends on the series A preferred shares have not been declared by the board of directors and paid for an aggregate of six full dividend periods (whether or not consecutive), the holders of the series A preferred shares, together with the holders of all other current or future classes or series of parity stock, will vote together as a single class to elect two directors to our board of directors. The terms of office of such additional directors will terminate whenever dividends on the series A preferred shares and the parity stock then outstanding have been paid in full, or declared and sufficient funds have been set aside, for at least four dividend periods. We will use our best efforts to effectuate the election or appointment of these two directors. In addition, certain transactions that would vary the rights of holders of the series A preferred shares cannot be made without the approval in writing of the holders of 75% of the series A preferred shares then outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the series A preferred shares. See "Description Of The Series A Preferred Shares—Voting Rights" in this prospectus supplement and "Description Of Share Capital—Preference Shares—Voting Rights" in the accompanying prospectus.

Maturity
The series A preferred shares do not have any maturity date, and we are not required to redeem the series A preferred shares. Accordingly, the series A preferred shares will remain outstanding indefinitely, unless and until we decide to redeem them.
Listing
We have applied to list the series A preferred shares on the NYSE under the symbol "AXSPRA." We expect that, if approved, trading of the series A preferred shares on the NYSE will commence within a 30-day period after initial delivery of the series A preferred shares. See "Underwriting" in this prospectus supplement.
Ratings
The series A preferred shares are rated BBB- by Standard & Poor's and Baa3 by Moody's Investors Service. A rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
Limitations on Transfer and Ownership
Our bye-laws provide generally that in any situation in which the "controlled shares" (as defined herein) of a U.S. Person (as defined herein) or the shares held by a Direct Foreign Shareholder Group (as defined herein) would constitute 9.5% or more of the votes conferred by the issued shares, the voting rights exercisable by a shareholder with respect to such shares shall be limited so that no U.S. Person or Direct Foreign Shareholder Group is deemed to hold 9.5% or more of the voting power conferred by our shares. In addition, our board of directors may limit a shareholder's voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences. See "Description Of The Series A Preferred Shares—Limitations on Transfer and Ownership" in this prospectus supplement and "Description Of Share Capital—Preference Shares—Voting Rights" in the accompanying prospectus.
Use of Proceeds
We estimate that net proceeds to us from the sale of the series A preferred shares will be approximately $241,375,000, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from the sale of the series A preferred shares for general corporate purposes.
Conversion	The series A preferred shares are not convertible into or exchangeable for any of our other securities or property.
Risk Factors	See "Risk Factors" in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the series A preferred shares.

RISK FACTORS

        An investment in the series A preferred shares involves a number of risks, including those described in this prospectus supplement and the accompanying prospectus and those incorporated by reference into this prospectus supplement. You should carefully consider such risk factors and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus before you decide to purchase the series A preferred shares.

Our business, results of operations and financial condition could be adversely affected by losses related to Hurricanes Katrina and Rita.

        We have substantial exposure to unexpected losses resulting from natural disasters, including hurricanes. On August 29, 2005, Hurricane Katrina struck Louisiana, Mississippi, Alabama and surrounding areas, causing significant destruction in those areas. Our initial estimate of losses net of reinsurance recoverables related to Hurricane Katrina is between $500 million and $650 million. Our estimate of net losses related to Hurricane Katrina is based upon current industry estimates, a combination of the output of industry models, market share analyses, a review of in-force contracts and preliminary loss information from our clients, brokers and loss adjusters. Our estimate of net losses is subject to a high level of uncertainty due to the unprecedented nature of the catastrophe, complex coverage and regulatory issues and the unknown impact of such losses on our reinsurers. Our actual losses from Hurricane Katrina may differ materially from our estimated losses. If our actual losses from Hurricane Katrina are materially greater than our estimated losses, our business, results of operations and financial condition could be materially adversely affected.

        On September 24, 2005, Hurricane Rita struck Texas and Louisiana, causing significant destruction in those areas. Because this event is so recent and assessments of damages are so preliminary, we are unable to estimate with any accuracy our net losses related to Hurricane Rita. Our actual losses from Hurricane Rita may ultimately differ materially from our preliminary assessment of losses. If our actual losses from Hurricane Rita are materially greater than our preliminary assessment of losses, our business, results operations and financial condition could be materially adversely affected.

        Credit agency ratings of our insurance companies and our securities have become an increasingly important factor in maintaining the competitive position of our insurance and reinsurance companies and are also important in establishing the market value of our securities. Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, the rating agencies. If our losses from Hurricane Katrina exceed our estimate or our losses from Hurricane Rita exceed our preliminary assessment, or if additional large loss events occur, our ratings could be revised downward or revoked, which could result in a substantial loss of business and a reduction in the market value of our securities, including the series A preferred shares. See "Risk Factors—Our operating subsidiaries are rated by Standard & Poor's and A.M. Best, and a decline in these ratings could affect our standing among brokers and customers and cause our sales and earnings to decrease" in the accompanying prospectus.

        We purchase reinsurance for our insurance and reinsurance operations in order to mitigate the volatility of losses upon our financial results. The occurrence of additional large loss events could reduce the reinsurance coverage that is available to us and could weaken the financial condition of our reinsurers, which could have a material adverse effect on our results of operations. See "Risk Factors—If we choose to purchase reinsurance, we may be unable to do so, and if we successfully purchase reinsurance, we may be unable to collect" in the accompanying prospectus.

General market conditions and unpredictable factors could adversely affect market prices for the series A preferred shares.

        There can be no assurance about the market prices for the series A preferred shares. Several factors, many of which are beyond our control, will influence the market prices of the series A preferred shares. Factors that might influence the market prices of the series A preferred shares include, but are not limited to:

  •
  whether dividends have been declared and are likely to be declared and paid on the series A preferred shares from time to time;

  •
  our creditworthiness;

  •
  whether the ratings on the series A preferred shares provided by any ratings agency has changed;

  •
  the market for similar securities; and

  •
  economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally.

        Accordingly, if you purchase series A preferred shares, the series A preferred shares may trade at a discount to the price that you paid for them.

Dividends on the series A preferred shares are non-cumulative.

        Dividends on the series A preferred shares are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the series A preferred shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the series A preferred shares.

We are under no obligation to redeem the series A preferred shares.

        The series A preferred shares have no maturity date or redemption date. We may, at our option, on and after October 15, 2010, redeem some or all of the series A preferred shares at any time at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to the date of redemption. We may also redeem the series A preferred shares under certain circumstances before October 15, 2010, at a redemption price of $26 per share, plus declared and unpaid dividends, if any, to the date of redemption. We do not need your consent in order to redeem the series A preferred shares and may do so at any time after October 15, 2010 that is advantageous to us. You may not require us to redeem or repurchase the series A preferred shares under any circumstances.

The series A preferred shares are equity and are subordinate to our existing and future indebtedness.

        The series A preferred shares are equity interests and do not constitute indebtedness. Consequently, the series A preferred shares will rank junior to all of our indebtedness and other non-equity claims on us with respect to assets available to satisfy our claims, including in the event of our liquidation, dissolution or winding-up. Our existing and future indebtedness may restrict payments of dividends on the series A preferred shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the series A preferred shares (1) dividends are payable only if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds.

The series A preferred shares may not have an active trading market.

        The series A preferred shares are a new issue with no established trading market. We have applied to list the series A preferred shares on the NYSE; however, we cannot assure you that the series A preferred shares will be approved for listing. If the application is approved, trading of the series A preferred shares on the NYSE is not expected to begin until after a 30-day period from the date of the initial delivery of the series A preferred shares. If the series A preferred shares are approved for listing, an active trading market on the NYSE may not develop, or, even if it does develop, may not continue, in which case the trading prices of the series A preferred shares could be adversely affected and your ability to trade your shares may be limited. We have been advised by the underwriters that they intend to make a market in the series A preferred shares, but the underwriters are not obligated to do so and may cease market-making activities, if commenced, at any time.

There is no limitation on our issuance of securities that rank on parity with or senior to the series A preferred shares.

        We may issue securities that rank on parity with or senior to the series A preferred shares without limitation. The issuance of securities ranking on parity with or senior to the series A preferred shares may reduce the amount recoverable by holders of the series A preferred shares in the event of our liquidation, dissolution or winding-up.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of June 30, 2005, on an actual basis and as adjusted to reflect the issuance of the series A preferred shares and the application of the net proceeds therefrom, as described elsewhere in this prospectus supplement and the accompanying prospectus.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2005
	Actual	As Adjusted
	(in thousands)
Debt Outstanding:
Revolving credit facility(1)	$—	$—
5.75% Senior Notes Due 2014	498,992	498,992
Shareholders' Equity:
Series A Preferred Shares offered hereby ($0.0125 par value: 10,000,000 preferred shares issued and outstanding)	—	125
Common Shares ($0.0125 par value: 800,000,000 common shares authorized, 140,668,032 common shares issued and outstanding)	1,758	1,758
Additional paid in capital(2)	1,680,148	1,921,398
Accumulated other comprehensive (loss) income, net of tax	(255)	(255)
Retained earnings	1,484,945	1,484,945

Total shareholders' equity(2)	$3,166,596	$3,407,971

Total Capitalization(2)	$3,665,588	$3,906,963

(1)
Consists of a $750 million credit facility, dated as of March 25, 2004. As of June 30, 2005, $433.7 million of letters of credit were outstanding under this credit facility. On August 25, 2005, we terminated this credit facility and entered into a new five-year $1.5 billion credit facility. As of September 28, 2005, $434.0 million of letters of credit were outstanding under this new credit facility.

(2)
For sales to certain institutions, the underwriting commissions will be $0.50 per series A preferred share and, to the extent of such sales, the actual total proceeds to us will be greater than the amounts described in this prospectus supplement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. AXIS Specialty was incorporated on November 8, 2001 and commenced operations on November 20, 2001. AXIS Capital was incorporated on December 9, 2002. On December 31, 2002, AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Capital pursuant to an exchange offer. In the exchange offer, the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in AXIS Capital. Following the exchange offer, AXIS Specialty distributed all of its wholly-owned subsidiaries to AXIS Capital. The exchange offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the selected consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        The selected statement of operations data for the years ended December 31, 2004, 2003 and 2002 and for the period from inception (November 8, 2001) through December 31, 2001 and the selected balance sheet data as of December 31, 2004, 2003, 2002 and 2001 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. The selected consolidated financial information as of and for the six months ended June 30, 2005 and 2004 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2005. This selected consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. These historical results are not necessarily indicative of results to be expected for any future period.

        The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Six Months Ended		Year Ended December 31,			Period Ended December 31,
	June 30, 2005	June 30, 2004	2004	2003	2002	2001(1)
	($ in thousands, except share and per share amounts)
Selected Statement of Operations Data:
Gross premiums written	$1,965,992	$1,673,442	$3,012,311	$2,273,645	$1,108,003	$26,746
Premiums ceded	(288,125)	(286,375)	(588,638)	(365,258)	(89,726)	—
Net premiums earned	1,250,003	957,651	2,028,397	1,436,230	536,850	1,884
Net investment income	110,759	64,604	152,072	73,961	71,287	4,763
Net realized gains	438	5,686	13,634	22,567	26,070	394
Net losses and loss expenses	667,143	500,450	1,246,244	734,019	229,265	963
Acquisition costs	176,772	122,454	280,568	186,297	91,200	195
General and administrative expenses	111,098	84,292	187,305	136,526	57,610	3,203
Interest expense	15,897	219	5,285	1,478	1,414	—
Income tax (expense) recovery	(9,483)	(5,770)	(5,440)	678	1,430	—
Net income	324,644	307,642	494,998	532,350	265,119	2,680
Per Share Data:
Basic earnings per share	$2.26	$2.02	$3.24	$3.69	$1.96	$0.03
Diluted earnings per share	$2.07	$1.84	$2.98	$3.42	$1.91	$0.03
Dividends per share	$0.30	$0.25	$0.50	$0.14	—	—
Basic weighted average shares outstanding	143,584,354	152,484,015	152,553,677	144,262,881	135,442,240	105,103,400
Diluted weighted average shares outstanding	157,013,504	166,785,604	165,875,823	155,690,763	138,480,623	105,103,400
Selected Ratios (based on U.S. GAAP income statement data):
Net loss and loss expense ratio(2)	53.4%	52.3%	61.4%	51.1%	42.7%	51.1%
Acquisition cost ratio(3)	14.1	12.8	13.8	13.0	17.0	10.4
General and administrative expense ratio(4)	8.9	8.8	9.2	9.5	10.7	170.0

Combined ratio(5)	76.4%	73.9%	84.4%	73.6%	70.4%	231.5%

	As of
	June 30, 2005	June 30, 2004	December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001
Selected Balance Sheet Data:
Cash and cash equivalents	$793,304	$721,215	$632,329	$605,175	$729,296	$761,670
Investments at fair market value	5,740,169	4,028,286	5,399,689	3,385,576	1,702,990	1,079,686
Total assets	10,116,956	7,320,189	9,038,285	5,172,273	2,948,321	1,877,773
Reserve for losses and loss expenses	2,929,699	1,541,193	2,404,560	992,846	215,934	963
Unearned premiums	2,071,073	1,648,062	1,644,771	1,143,447	555,962	24,862
Total shareholders' equity	3,166,596	3,042,514	3,238,064	2,817,148	1,961,033	1,649,552

(1)
The financial information for this period reflects our results from November 8, 2001, the date of incorporation of AXIS Specialty, to December 31, 2001.

(2)
The net loss and loss expense ratio is calculated by dividing net losses and loss expenses by net premiums earned.

(3)
The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.

(4)
The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5)
The combined ratio is the sum of the net loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio.

USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of the series A preferred shares will be approximately $241,375,000, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from the sale of the series A preferred shares for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and credit facility fees and the interest portion on operating leases.

	Six Months Ended June 30,	Years Ended December 31,
	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	20.4x	66.3x	168.6x	130.1x	90.3x

DESCRIPTION OF THE SERIES A PREFERRED SHARES

        The following description of the terms of the series A preferred shares supplements the description of the general terms and provisions of the preference shares set forth under "Description Of Share Capital—Preference Shares" beginning on page 34 of the accompanying prospectus. The following summary of the terms of the series A preferred shares does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations creating the series A preferred shares, which will be included as an exhibit to documents that we file with the Securities and Exchange Commission (the "SEC"). Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, "we," "us," "our" and "AXIS Capital" mean AXIS Capital Holdings Limited and do not include its subsidiaries.

General

        On September 28, 2005, the pricing committee of our board of directors approved the Certificate of Designations setting forth the specific rights, preferences, limitations and other terms of the series A preferred shares.

        The series A preferred shares will rank senior to our junior stock (as defined below under "—Dividends") and at least equally with each other series of our preference shares that we may issue with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. At present, we have no issued shares that are senior to or in parity with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up with the series A preferred shares. Our board of directors may from time to time create and issue preference shares of other series without the approval of our shareholders and fix their relative rights, preferences and limitations.

        We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after satisfaction of indebtedness and other non-equity claims). The series A preferred shares will be fully-paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the series A preferred shares will not have preemptive or subscription rights to acquire more of our capital stock.

        The series A preferred shares will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of ours or our property or assets. The series A preferred shares have no stated maturity and will not be subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other obligation of ours to redeem, repurchase or retire the series A preferred shares.

Dividends

        Dividends on the series A preferred shares are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the series A preferred shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the series A preferred shares.

        Holders of series A preferred shares will be entitled to receive, only when, as and if declared by our board of directors, out of funds legally available for the payment of dividends under Bermuda law, non-cumulative cash dividends from the original issue date, quarterly in arrears on the fifteenth day of January, April, July and October of each year, commencing on January 15, 2006, without accumulation of any undeclared dividends. To the extent declared, these dividends will accumulate, with respect to each dividend period, in an amount per share equal to 7.25% of the liquidation preference per annum (equivalent to $1.8125 per share). In the event that we issue additional series A preferred shares after the original issue date, to the extent declared, dividends on such additional series A preferred shares may accumulate from the original issue date or any other date we specify at the time such additional series A preferred shares are issued.

        Dividends will be payable to holders of record of the series A preferred shares as they appear in our register of members on the applicable record date, which shall be the last calendar day of the month preceding that dividend payment date or such other record date fixed by our board of directors that is not more than 60 nor less than 10 days prior to such dividend payment date. These dividend record dates will apply regardless of whether a particular dividend record date is a business day. As used in this prospectus supplement, "business day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

        A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the series A preferred shares and will end on and exclude the January 15, 2006 dividend payment date. Dividends payable on the series A preferred shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day after the original dividend payment date, and no additional dividends will accumulate on the amount so payable from such date to such next succeeding business day.

        So long as any series A preferred shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding series A preferred shares and parity stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

  •
  no dividend shall be paid or declared on our common shares or any other shares of our junior stock, other than a dividend payable solely in our common shares or other junior stock; and

  •
  no common shares or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock or the exchange or conversion of one share of junior stock for or into another share of junior stock or (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock).

        When dividends are not paid or duly provided for in full on any dividend payment date upon the series A preferred shares and any shares of parity stock, all dividends declared upon the series A preferred shares and all such parity stock and payable on such dividend payment date shall be declared on a pro rata basis so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per series A preferred share and all parity stock payable on such dividend payment date bear to each other. In the case of any parity stock having dividend payment dates different from the dividend payment dates pertaining to the series A preferred shares, the measurement date for such parity stock shall be the dividend payment date falling within the related dividend period for the series A preferred shares.

        As used in this prospectus supplement, "junior stock" means any class or series of our capital stock that ranks junior to the series A preferred shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of AXIS Capital. Junior stock includes our common shares.

        As used in this prospectus supplement, "parity stock" means any class or series of our capital stock that ranks equally with the series A preferred shares as to payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of AXIS Capital. At present, we have not issued shares that would be considered parity stock with the series A preferred shares.

Certain Restrictions on Payment of Dividends

        AXIS Capital is a holding company and has no direct operations. The ability of AXIS Capital to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to AXIS Capital. Under Bermuda law, AXIS Capital may not declare or pay a dividend if there are reasonable grounds for believing that AXIS Capital is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of AXIS Capital's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, our operating subsidiaries (with the exception of AXIS Re) are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Under the Insurance Act 1978 of Bermuda, dividends by a class 4 insurer, such as AXIS Specialty, exceeding 25% of statutory capital and surplus require an affidavit signed by two directors and the principal representative of the insurer declaring that the insurer will remain in compliance with the solvency margin and liquidity requirements of the Insurance Act after payment of such dividend.

Liquidation Rights

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of AXIS Capital, holders of the series A preferred shares and any parity stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of indebtedness and other non-equity claims, if any, a liquidating distribution in the amount of $25 per share plus declared and unpaid dividends, if any, without accumulation of any undeclared dividends, before any distribution of assets is made to holders of our common shares, or any of our other shares of stock ranking junior to the series A preferred shares. Holders of the series A preferred shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

        In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of the series A preferred shares and all holders of any parity stock, the amounts paid to the holders of the series A preferred shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the series A preferred shares and any holders of parity stock, the holders of our other capital stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

        A consolidation, amalgamation, merger, arrangement or reconstruction involving AXIS Capital or the sale or transfer of all or substantially all of the shares of capital stock or the property or business of AXIS Capital will not be deemed to constitute a liquidation, dissolution or winding-up of AXIS Capital.

Redemption

        Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company's share premium account before the redemption date.

        Under Section 42 of the Companies Act 1981 (the "Companies Act"), no redemption may be made by a company if, on the date of the redemption, there are reasonable grounds for believing that the company is, or after the redemption would be, unable to pay its liabilities as they become due. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of its assets would thereby be less than the aggregate of its liabilities, issued share capital and share premium accounts. A minimum issued share capital of $12,000 must always be maintained.

        Our ability to effect a redemption of the series A preferred shares may be subject to the performance of our subsidiaries. Distribution to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.

        The series A preferred shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. The series A preferred shares are not redeemable prior to October 15, 2010, except as described below. On and after that date, the series A preferred shares will be redeemable at our option, in whole or in part, upon not less than 30 nor more than 60 days, prior written notice, at a redemption price equal to $25 per share, plus declared and unpaid dividends, if any, without accumulation of any undeclared dividends. Holders of the series A preferred shares will have no right to require the redemption or repurchase of the series A preferred shares.

        At any time prior to October 15, 2010, if we submit to the holders of our common shares a proposal for an amalgamation or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after the date of this prospectus supplement, for its validation or effectuation an affirmative vote of the holders of the series A preferred shares at the time outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class, we have the option upon not less than 30 nor more than 60 days prior written notice to redeem all of the outstanding series A preferred shares for cash at a redemption price of $26 per share, plus declared and unpaid dividends, if any, to the date of redemption, without accumulation of any undeclared dividends.

        If the series A preferred shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the series A preferred shares to be redeemed, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption thereof; provided that, if the series A preferred shares are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:

  •
  the redemption date;

  •
  the number of series A preferred shares to be redeemed and, if less than all the series A preferred shares held by such holder are to be redeemed, the number of such series A preferred shares to be redeemed from such holder;

  •
  the redemption price; and

  •
  the place or places where holders may surrender certificates evidencing the series A preferred shares for payment of the redemption price.

        If notice of redemption of any series A preferred shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the series A preferred shares so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such series A preferred shares, such series A preferred shares shall no longer be deemed outstanding and all rights of the holders of such series A preferred shares will terminate, except the right to transfer the series A preferred shares prior to the redemption date and the right to receive the redemption price.

        In case of any redemption of only part of the series A preferred shares at the time outstanding, the series A preferred shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Voting Rights

        Except as provided below, the holders of the series A preferred shares will have no voting rights.

        Whenever dividends payable on series A preferred shares have not been declared by the board of directors and paid for an aggregate amount equivalent to six full quarterly dividends (whether or not consecutive) on all of the series A preferred shares or any class or series of parity stock then outstanding, the holders of the series A preferred shares, together with the holders of each such class or series of parity stock, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors. We will use our best efforts to effectuate the election or appointment of these two directors.

        Whenever dividends on the series A preferred shares and the parity stock then outstanding have been paid in full, or declared and sufficient funds have been set aside, for at least four dividend periods, the right of holders of the series A preferred shares and the parity stock to be represented by directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future suspension of payments in an amount equivalent to dividends for six full dividend periods whether or not consecutive), and the terms of office of the additional directors elected or appointed to the board of directors will terminate.

        At any time when such special voting power has vested in the holders of the series A preferred shares and the parity stock as described in the preceding paragraph, such right may be exercised initially either at a special meeting of the holders of the series A preferred shares and parity stock or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. At any time when such special right has vested, our chairman or president will, upon the written request of the holders of record of at least 10% of the series A preferred shares and the parity stock then outstanding addressed to our secretary, call a special general meeting of the holders of the series A preferred shares and parity stock for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting is not called by our proper officers within 20 days after our secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of the series A preferred shares and the parity stock then outstanding may designate in writing one of their number to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless we otherwise designate. Any holder of the series A preferred shares and the parity stock will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.

        At any annual or special general meeting at which the holders of the series A preferred shares and the parity stock have the special right to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of the series A preferred shares and the parity stock will be required to constitute a quorum for the election of any director by the holders of the series A preferred shares and the parity stock, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of the series A preferred shares and the parity stock will not prevent the election of directors other than those to be elected by the series A preferred shares and the parity stock, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by the series A preferred shares and the parity stock, voting as a class.

        During any period in which the holders of the series A preferred shares and the parity stock have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled by vote of a majority of our board of directors pursuant to our bye-laws. During such period, the directors so elected by the holders of the series A preferred shares and the parity stock will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law, rule or regulation to continue in office for a longer period, until termination of the right of the holders of the series A preferred shares and the parity stock to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of the series A preferred shares and the parity stock to vote as a class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the series A preferred shares and the parity stock will terminate.

        Without the written consent of the holders of at least 75% of the series A preferred shares at the time outstanding or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the series A preferred shares, we may not take any action that would vary the rights attached to the series A preferred shares or effect any amalgamation that would vary the rights of the series A preferred shares. Notwithstanding the foregoing, the issuance of any capital stock that is senior to, in parity with or junior to the series A preferred shares with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up will not be deemed a variation of the rights of the series A preferred shares. Holders of the series A preferred shares are not entitled to vote on any sale of all or substantially all of the assets of AXIS Capital.

        On any item on which the holders of the series A preferred shares are entitled to vote, such holders will be entitled to one vote for each series A preferred share held.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding series A preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of series A preferred shares to effect such redemption.

Conversion

        The series A preferred shares are not convertible into or exchangeable for any other securities or property of AXIS Capital.

Capital Replacement

        AXIS Capital intends to redeem the series A preferred shares only out of proceeds from the issuance of new capital offerings whose equity treatment by the applicable rating agencies is equal to, or greater than, the series A preferred shares.

Limitations on Transfer and Ownership

        Holders of the series A preferred shares only have the right to vote in limited circumstances, as set forth above under "—Voting Rights." Pursuant to a mechanism specified in our bye-laws, the voting rights exercisable by a shareholder may be limited. In any situation in which the "controlled shares" (as defined below) of a U.S. Person (as defined below) or the shares held by a Direct Foreign Shareholder Group (as defined below) would constitute 9.5% or more of the votes conferred by the issued shares, the voting rights exercisable by a shareholder with respect to such shares will be limited so that no U.S. Person or Direct Foreign Shareholder Group is deemed to hold 9.5% or more of the voting power conferred by our shares. In addition, our board of directors may limit a shareholder's voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences to us, our subsidiaries, any shareholders or their affiliates.

        "Controlled shares" include, among other things, all shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the "Code")).

        A "Direct Foreign Shareholder Group" includes a shareholder or group of commonly controlled shareholders that are not U.S. Persons.

        "U.S. Person" means: (1) a citizen or resident of the United States, (2) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

Listing of the Series A Preferred Shares

        We have applied to list the series A preferred shares on the NYSE under the symbol "AXSPRA." We expect that, if approved, trading of the series A preferred shares on the NYSE will commence within a 30-day period after initial delivery of the series A preferred shares.

Transfer Agent

        The transfer agent for the series A preferred shares is The Bank of New York, whose principal executive office is located at One Wall Street, New York, NY 10286.

Book-Entry; Delivery and Form

        The series A preferred shares will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. This means that we will not issue certificates to you for the series A preferred shares except in limited circumstances. The global securities will be issued to DTC, the depository for the series A preferred shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the series A preferred shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

        DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        When you purchase series A preferred shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the series A preferred shares on DTC's records. Since you actually own the series A preferred shares, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the series A preferred shares. DTC's records only show the identity of the direct participants and the amount of the series A preferred shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

        We will wire dividend payments to DTC's nominee and we will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

        Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner.

        It is DTC's current practice, upon receipt of any payment of dividends or liquidation amounts, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the series A preferred shares held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC or us.

        Series A preferred shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the series A preferred shares to be represented by global securities.

        If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the series A preferred shares at its corporate office.

MATERIAL TAX CONSIDERATIONS

        The following summary sets forth the material U.S. federal income tax consequences particular to the series A preferred shares and does not purport to be complete. The summary supplements and is qualified by the discussion of material United States federal income tax consequences set forth under "Material Tax Considerations" in the accompanying prospectus. This summary deals only with holders of the series A preferred shares that are U.S. Persons. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, partnerships and other pass-through entities, persons whose functional currency is not the U.S. dollar, expatriates, persons who are considered with respect to AXIS Capital or any of its subsidiaries as 10% U.S. Shareholders (as defined in the accompanying prospectus) or persons who hold the series A preferred shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. In addition, this discussion does not apply to shareholders that are subject to the alternative minimum tax. This discussion does not include any description of the tax laws of any state or local governments within the United States or any non-U.S. jurisdiction that may be applicable to the series A preferred shares or the holders of the series A preferred shares and does not address any aspect of U.S. federal taxation other than income taxation. Prospective investors should consult their professional advisors concerning the possible tax consequences of an investment in the series A preferred shares.

Taxation of Dividends

        Subject to the discussions in the accompanying prospectus relating to the potential application of the controlled foreign corporation, related person insurance income and passive foreign investment company rules, cash distributions, if any, made with respect to the series A preferred shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of AXIS Capital (as computed using U.S. tax principles). Under recently enacted legislation, we believe dividends paid by us to non-corporate holders on the series A preferred shares before 2009 should be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income" if, as is intended, we successfully list the series A preferred shares on the NYSE. Qualified dividend income is subject to tax at capital gain rates. Dividends paid by us to corporate holders will not be eligible for the dividends received deduction. To the extent such distributions exceed AXIS Capital's earnings and profits, they will be treated first as a return of the shareholder's basis in their shares to the extent thereof, and then as gain from the sale of a capital asset.

Redemption of Series A Preferred Shares

        A redemption of the series A preferred shares will be treated under section 302 of the Code as a dividend if AXIS Capital has sufficient earnings and profits, as described in the accompanying prospectus under "Material Tax Considerations—Taxation of Holders of Our Shares—United States Taxation—Taxation of Dividends," unless the redemption satisfies one of the tests set forth in section 302(b) of the Code enabling the redemption to be treated as a sale or exchange. Under the relevant Code section 302(b) tests, the redemption should be treated as a sale or exchange only if it (1) is substantially disproportionate, (2) constitutes a complete termination of the holder's stock interest in AXIS Capital or (3) is "not essentially equivalent to a dividend." In determining whether any of these tests are met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. It may be more difficult for a U.S. Person who owns, actually or constructively by operation of the attribution rules, any of our other shares to satisfy any of the above requirements. The determination as to whether any of the alternative tests of section 302(b) of the Code is satisfied with respect to a particular holder of the series A preferred shares depends on the facts and circumstances as of the time the determination is made.

UNDERWRITING

        Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of series A preferred shares set forth opposite the underwriter's name.

Underwriter	Number of Series A Preferred Shares
Citigroup Global Markets Inc.	2,041,676
Wachovia Capital Markets, LLC	2,025,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,025,000
Morgan Stanley & Co. Incorporated	2,025,000
Banc of America Securities LLC	100,000
Deutsche Bank Securities Inc.	100,000
HSBC Securities (USA) Inc.	100,000
J.P. Morgan Securities Inc.	100,000
A.G. Edwards & Sons, Inc.	66,666
Barclays Capital Inc.	66,666
Bear, Stearns & Co. Inc.	66,666
Charles Schwab & Co., Inc.	66,666
Credit Suisse First Boston LLC	66,666
Greenwich Capital Markets, Inc.	66,666
H&R Block Financial Advisors, Inc.	66,666
KeyBanc Capital Markets, a division of McDonald Investments Inc.	66,666
Legg Mason Wood Walker, Incorporated	66,666
Oppenheimer & Co. Inc.	66,666
Piper Jaffray & Co.	66,666
RBC Dain Rauscher Inc.	66,666
TD Waterhouse Investor Services, Inc.	66,666
Wells Fargo Securities, LLC	66,666
ABN AMRO Incorporated	25,000
Advest, Inc.	25,000
B.C. Ziegler and Company	25,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	25,000
C.L. King & Associates, Inc.	25,000
D.A. Davidson & Co.	25,000
Davenport & Company LLC	25,000
Doley Securities, Inc.	25,000
Ferris, Baker Watts, Incorporated	25,000
Guzman & Company	25,000
J.J.B. Hilliard, W.L. Lyons, Inc.	25,000
Janney Montgomery Scott LLC	25,000
Keefe, Bruyette & Woods, Inc.	25,000
Mesirow Financial, Inc.	25,000
Morgan Keegan & Company, Inc.	25,000
Pershing LLC	25,000
Robert W. Baird & Co. Incorporated	25,000
Ryan Beck & Co., Inc.	25,000
Southwest Securities, Inc.	25,000
Stifel, Nicolaus & Company, Incorporated	25,000
Wedbush Morgan Securities Inc.	25,000
William Blair & Company, L.L.C.	25,000

Total	10,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the series A preferred shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the series A preferred shares if they purchase any of the series A preferred shares.

        The underwriters propose to offer some of the series A preferred shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the series A preferred shares to dealers at the public offering price less a concession not to exceed $0.50 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per share on sales to other dealers. If all of the series A preferred shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        We have agreed that for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives, dispose of or hedge any series A preferred shares or any securities convertible into or exchangeable for series A preferred shares. The representatives in their sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

        We have applied to have the series A preferred shares listed on the NYSE under the symbol "AXSPRA."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The underwriters have advised us that the underwriting commissions will be $0.50 per series A preferred share with respect to any series A preferred shares sold to certain institutions. Therefore, to the extent any sales are made to any of those institutions, the actual total underwriting discounts and commissions will be less than the amounts shown in the table below and the actual total proceeds to us will be greater than the amounts described in this prospectus supplement.

Per share	$0.7875
Total	$7,875,000

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell series A preferred shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of series A preferred shares in excess of the number of series A preferred shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the series A preferred shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of series A preferred shares made for the purpose of preventing or retarding a decline in the market price of the series A preferred shares while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase series A preferred shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the series A preferred shares. They may also cause the price of the series A preferred shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $750,000.

        Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, as well as affiliates of several of the other underwriters, act as lenders under our new five-year $1.5 billion credit facility.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

        We expect to deliver the series A preferred shares against payment for the series A preferred shares on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the series A preferred shares ("T + 5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the series A preferred shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the series A preferred shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State ("the Relevant Implementation Date"), it has not made and will not make an offer of series A preferred shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the series A preferred shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of series A preferred shares to the public in that Relevant Member State at any time:

  (1)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (2)
  to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (3)
  to investors with the minimum total consideration per investor of €50,000; or

  (4)
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of series A preferred shares to the public" in relation to any series A preferred shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the series A preferred shares to be offered so as to enable an investor to decide to purchase or subscribe the series A preferred shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression

Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  (1)
  (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell the series A preferred shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the series A preferred shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (the "FSMA") by the issuer;

  (2)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the series A preferred shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

  (3)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the series A preferred shares in, from or otherwise involving the United Kingdom.

        The offer in The Netherlands of the series A preferred shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will represent us in connection with this offering. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has acted as special counsel to us in connection with United States tax and regulatory matters. The validity of the issuance of the series A preferred shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. William Fry, special Irish counsel, has advised us on all matters of Ireland law in connection with this offering. Bär & Karrer, special Switzerland counsel, has advised us on all matters of Switzerland law in connection with this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting incorporated into this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.axiscapital.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We "incorporate by reference" into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.

        The information incorporated by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

        The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 and our Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2005;

  •
  our Definitive Proxy Statement on Schedule 14A, filed on March 17, 2005; and

  •
  our Current Reports on Form 8-K, dated March 4, 2005, May 2, 2005, May 12, 2005, May 20, 2005, August 2, 2005, August 10, 2005, August 12, 2005, August 18, 2005, August 30, 2005, September 12, 2005, September 21, 2005 and September 27, 2005.

        All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and prior to the termination of the offering of the series A preferred shares shall also be deemed to be incorporated into this prospectus supplement by reference.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

AXIS Capital Holdings Limited
Attention: Corporate Secretary
106 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 296-2600

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference into this prospectus supplement.

PROSPECTUS

        $2,413,788,655

AXIS Capital Holdings Limited

Common Shares, Preference Shares, Depositary Shares,
Debt Securities, Warrants, Stock Purchase Contracts
and Stock Purchase Units

AXIS Capital Trust I
AXIS Capital Trust II
AXIS Capital Trust III

Trust Preferred Securities Fully and Unconditionally
Guaranteed by AXIS Capital Holdings Limited

        We may offer, from time to time, common shares, preference shares, depositary shares, debt securities, warrants, contracts to purchase shares of our common shares or stock purchase units consisting of (a) a stock purchase contract; (b) warrants and/or (c) debt securities, trust preferred securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common shares), that would secure the holders' obligations to purchase or to sell, as the case may be, common shares, preference shares or depository shares under the stock purchase contract.

        Specific terms of these securities will be provided in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

        AXIS Capital Trust I, AXIS Capital Trust II and AXIS Capital Trust III are Delaware statutory trusts. Each AXIS Capital Trust may offer, from time to time, trust preferred securities. We will guarantee the payments of dividends and payments on liquidation or redemption of the trust preferred securities, as described in this prospectus and in an applicable prospectus supplement. We will own the trust interests represented by the common securities to be issued by each AXIS Capital Trust.

        In addition, selling shareholders named in this prospectus may sell up to 68,216,017 of our common shares. We will not receive any of the proceeds from the sale of our common shares by selling shareholders.

        Our common shares are listed on the New York Stock Exchange ("NYSE") under the trading symbol "AXS."

        Neither the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2004.

        This prospectus is part of a joint registration statement filed by AXIS Capital Holdings Limited and the AXIS Capital Trusts with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process (i) we, and in the case of an offering of trust preferred securities, the AXIS Capital Trusts, may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $750,000,000, and (ii) the selling shareholders may sell in one or more offerings up to an aggregate of 68,216,017 common shares. This prospectus provides you with a general description of the securities we, the AXIS Capital Trusts or the selling shareholders may offer. Each time we or the AXIS Capital Trusts sell securities, we or the AXIS Capital Trusts, as the case may be, will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading "Where You Can Find More Information." Sales by the selling shareholders may not require the provision of a prospectus supplement.

        You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

        Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the "BMA") must approve all issuances and transfers of securities of a Bermuda exempted company. The BMA has issued its permission for the free issuance and transferability of our securities, as long as any of our shares are listed on the NYSE or other appointed stock exchanges, to and among persons who are non-residents of Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of the common shares to and among persons who are residents of Bermuda for exchange control purposes requires prior authorization from the BMA. Any other transfers remain subject to approval by the BMA. In addition, at the time of issue of each prospectus supplement, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or in any prospectus supplement.

        As used in this prospectus, references to the "Company," "we," "us" or "our" refer to the consolidated operations of AXIS Capital Holdings Limited ("AXIS Capital") and its direct and indirect subsidiaries and branches, including AXIS Specialty Limited ("AXIS Specialty"), AXIS Re Limited ("AXIS Re"), AXIS Specialty Europe Limited ("AXIS Specialty Europe"), AXIS Reinsurance Company ("AXIS Reinsurance"), AXIS Specialty Insurance Company ("AXIS Insurance"), AXIS Surplus Insurance Company ("AXIS Surplus"), AXIS Re Europe and AXIS Specialty London, unless the context suggests otherwise. References in this prospectus to "dollars" or "$" are to the lawful currency of the United States of America, unless the context otherwise requires. All share amounts, per share data and strike prices contained in this prospectus have been adjusted to reflect an 8 for 1 share split that was effected on June 30, 2003. As used in this prospectus, references to the "AXIS Capital Trusts" refer to AXIS Capital Trust I, AXIS Capital Trust II and AXIS Capital Trust III.

RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before making an investment decision. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition and a corresponding decline in the market price of our securities. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Related to the Company

Our future performance is difficult to predict because we have a limited operating history.

        We began our business in November 2001 and have a limited operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our performance. Because we are in the early stages of development, we face substantial business and financial risks and may suffer significant losses. We must successfully develop and maintain business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct our intended business activities. It is possible that we will not be successful in implementing our business strategy or accomplishing these necessary tasks. In addition, because we have not experienced any substantial claims to date, our historical financial results may not accurately indicate our future performance.

Our financial condition could be adversely affected by the occurrence of natural and man-made disasters.

        We have substantial exposure to unexpected losses resulting from natural disasters, man-made catastrophes and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather, fires, war, acts of terrorism, political instability and other natural or man-made disasters. In addition, we have written and will continue to write policies explicitly covering war, acts of terrorism and political risk. The incidence and severity of catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of claims from catastrophic events is likely to result in substantial volatility in our results of operations or financial condition for any fiscal quarter or year. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. Increases in the values and concentrations of insured property may increase the severity of these occurrences in the future. Although we attempt to manage our exposure to such events, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed our estimates. As a result, the occurrence of one or more catastrophic events could have a material adverse effect on our results of operations or financial condition and our ability to write new business.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.

        Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Our operating history is too limited and our loss history is insufficient to allow us currently to extrapolate reserves directly. Instead, our current loss reserves are based on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not reported ("IBNR"). We utilize actuarial models and historical insurance industry loss development patterns to establish appropriate loss reserves, as well as estimates of future trends in claims severity, frequency and other factors.

Establishing an appropriate level of loss reserves is an inherently uncertain process. Accordingly, actual claims and claim expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements.

        If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination and our net income will be reduced. In addition, we could incur an operating loss and a reduction of our capital.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our results of operations or financial condition.

        We seek to mitigate our loss exposure by writing a number of our insurance and reinsurance contracts on an excess of loss basis. Excess of loss insurance and reinsurance indemnifies the insured against losses in excess of a specified amount. In addition, we limit program size for each client and purchase reinsurance for our own account. In the case of proportional reinsurance treaties, we seek per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses from any one event. In proportional reinsurance, the reinsurer shares a proportional part of the premiums and losses of the reinsured. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum negotiated to limit our risks may not be enforceable in the manner we intend. As a result of these risks, one or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our results of operations or financial condition.

The effects of emerging claim and coverage issues on our business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. One recent example of an emerging claims and coverage issue is larger settlements and jury awards against professionals and corporate directors and officers covered by professional liability and directors' and officers' liability insurance.

The risk associated with reinsurance underwriting could adversely affect us.

        In our reinsurance business, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. This is common among reinsurers. Therefore, we are largely dependent on the original underwriting decisions made by insurers that reinsure their liabilities, or ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

We could be adversely affected by the loss of one or more key executives or by an inability to attract and retain qualified personnel.

        Our success depends on our ability to retain the services of our existing key executives and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executives or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. We do not maintain key man life insurance policies with respect to our employees, except for our Chief Executive Officer and President, John R. Charman.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians, holders of a permanent resident's certificate or holders of a working resident's certificate) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government only upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian, holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a new immigration policy limiting the duration of work permits to between six and nine years, with specified exemptions for "key" employees. If work permits are not obtained or renewed for our key executives in Bermuda, we could lose their services, which could adversely affect our ability to conduct our business.

Our operating subsidiaries are rated by Standard & Poor's and A.M. Best, and a decline in these ratings could affect our standing among brokers and customers and cause our sales and earnings to decrease.

        Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. Standard & Poor's maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). Moody's Investors Services maintains a letter scale rating system ranging from "Aaa" (Exceptional) to "NP" (not prime). Our insurance subsidiaries have been rated "A" (Strong) by Standard & Poor's, which is the sixth highest of twenty-one rating levels, and "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels. AXIS Specialty, AXIS Re and AXIS Reinsurance are rated "A2" (Good) by Moody's Investors Service, which is the sixth highest of 21 ratings. The objective of these rating systems is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our ratings reflect the rating agencies' opinions of our financial strength, are not evaluations directed to investors in our securities and are not recommendations to buy, sell or hold our securities.

        Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, the rating agency. If our ratings are reduced from their current levels by any rating agency, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade, therefore, could result in a substantial loss of business as insureds, ceding companies and brokers move to other insurers and reinsurers with higher ratings. In addition, we will be in default of our credit facility if any of AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Reinsurance, AXIS Insurance or AXIS Surplus fails to maintain a rating of at least B++ from A.M. Best.

Since we depend on a few brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

        We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. Marsh, Inc., including its subsidiary Guy Carpenter & Company, Inc., Aon Corporation, Willis Group Holdings Ltd. and Benfield Group provided 33.7%, 19.3%, 11.5% and 4.0% (for a total of 68.5%), respectively, of our gross premiums written in the year ended December 31, 2003. We believe these brokers also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that may compete with us, and these brokers may favor their own insurers or reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

Our reliance on brokers subjects us to their credit risk.

        In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a payment, we might remain liable to the insured or ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the insured or ceding insurer pays premiums for these policies to brokers for payment over to us, these premiums might be considered to have been paid and the insured or ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with brokers with whom we transact business. However, due to the unsettled and fact-specific nature of the law, we are unable to quantify our exposure to this risk. To date, we have not experienced any material losses related to these credit risks.

If we choose to purchase reinsurance, we may be unable to do so, and if we successfully purchase reinsurance, we may be unable to collect.

        We purchase reinsurance for our own account in order to mitigate the volatility of losses upon our financial condition. A reinsurer's insolvency, or inability or refusal to make payments under the terms of its reinsurance agreement with us, could have a material adverse effect on us because we remain liable to the insured.

        From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, following the tragic events of September 11, 2001, terms and conditions in the reinsurance and retrocessional markets generally became less attractive. In retrocessional reinsurance, a reinsurer cedes to another reinsurer all or part of the reinsurance that was originally assumed. Accordingly, we may not be able to obtain our desired amounts of reinsurance or retrocessional reinsurance. In addition, even if we are able to obtain such reinsurance or retrocessional reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or obtain such reinsurance or retrocessional reinsurance from entities with satisfactory creditworthiness.

Our investment performance may affect our financial results and ability to conduct business.

        Our funds are invested by several professional investment advisory management firms under the direction of our management team in accordance with detailed investment guidelines set by us. Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. In particular, the volatility of our claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover the liabilities. Investment losses could significantly decrease our asset base, thereby affecting our ability to conduct business. For the year ended December 31, 2003, 6.2% or $96.5 million of our total revenues was derived from our invested assets. This represented 18.1% of our net income.

We may be adversely affected by interest rate changes.

        Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate sensitive-instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, funds reinvested will earn less than expected.

        In addition, our investment portfolio includes mortgage-backed securities. As of June 30, 2004, mortgage-backed securities constituted approximately 29.9% of our invested assets (assets under management by third party investment managers). As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. In periods of increasing interest rates, these investments are exposed to extention risk, which occurs when the holders of underlying mortgages reduce the frequency on which they prepay the outstanding principal before the maturity date and delay any refinancing of the outstanding principal.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

        Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. We may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of our other securities we may offer. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Our operating results may be adversely affected by currency fluctuations.

        Our functional currency is the U.S. dollar. For the year ended December 31, 2003, 9.4% of our gross premiums were written in currencies other than the U.S. dollar. As a result of the introduction of our operations in Switzerland, we expect that additional premiums will be written in currencies other than the U.S. dollar and that this percentage will increase. A portion of our loss reserves and investments are also in non-U.S. currencies. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results.

        We have no currency hedges in place, nor are we currently aware of any material exposures to loss payments that will be paid in non-U.S. currencies. We intend to consider the use of hedges when we are advised of known or probable significant losses that will be paid in non-U.S. currencies. However, it is possible that we will not successfully structure those hedges so as to effectively manage these risks.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

        General.    Our insurance and reinsurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where we currently engage in business or in new locales, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or undertake activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject could have a material adverse effect on our business.

        AXIS Specialty.    AXIS Specialty is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes and regulations and policies of the BMA require AXIS Specialty to maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of its financial condition and restrict payments of dividends and reductions of capital. These statutes, regulations and policies may, in effect, restrict AXIS Specialty's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

        The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business. In addition, although AXIS Specialty does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries into or challenges to AXIS Specialty's insurance or reinsurance activities may still be raised in the future.

        AXIS U.S. Subsidiaries.    AXIS Reinsurance is organized in New York and is licensed to write certain lines of insurance and reinsurance in New York and elsewhere throughout the United States. AXIS Insurance and AXIS Surplus are organized and licensed to write certain lines of insurance in Connecticut and Illinois, respectively, and are eligible to write certain lines of insurance in some other U.S. jurisdictions on an excess or surplus lines basis (AXIS Reinsurance, AXIS Insurance and AXIS Surplus are collectively referred to as the "AXIS U.S. Subsidiaries"). The AXIS U.S. Subsidiaries are subject to the laws and regulations of their respective states of domicile and other jurisdictions in which they are licensed or otherwise eligible to engage in business. These laws and regulations, among other things, subject some affiliate transactions between such entities and other members of our holding company system to regulatory authority and require them to maintain minimum levels of capital, surplus and liquidity and comply with applicable risk-based capital requirements. In addition, they impose restrictions on the payment of dividends and distributions and in some cases require them to file insurance premium rates and policy forms. These rules and regulations may have the effect of restricting the ability of the AXIS U.S. Subsidiaries to write new business or distribute assets to AXIS Capital. The purpose of the state insurance laws and regulations is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders. In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

        AXIS Specialty Europe.    AXIS Specialty Europe is a non-life insurance company incorporated under the laws of Ireland and as such is subject to the regulation and supervision of the Irish Financial Services Regulatory Authority pursuant to the Irish Insurance Acts 1909 to 2000, regulations relating to insurance business and the Central Bank and Financial Services Authority of Ireland Acts 2003 and 2004 (together "the Insurance Acts and Regulations"). The Insurance Acts and Regulations establish a single regulatory authority for the financial services industry in Ireland and, with effect from May 1, 2003, responsibility for the regulation and supervision of the insurance and reinsurance industries in Ireland passed to the Irish Financial Services Regulatory Authority (the "Irish Regulatory Authority"). Without the consent of the Irish Regulatory Authority, AXIS Specialty Europe is not permitted to reduce the level of its capital, may not make any dividend payments, may not make intercompany loans and must maintain a minimum solvency margin. Additionally, AXIS Specialty Europe has agreed with the Irish Regulatory Authority to limit the level of reinsurance business that it writes. These rules and regulations may have the effect of restricting the ability of AXIS Specialty Europe to write new business or distribute assets to AXIS Capital.

        AXIS Re.    AXIS Re is a reinsurance company incorporated under the laws of Ireland. Under Irish law, a reinsurance company such as AXIS Re is required to maintain a minimum level of paid up share capital. As a general matter, AXIS Re is not subject to the same level of regulation in Ireland as AXIS Specialty Europe. However, the Insurance Acts and Regulations provide that the Irish Regulatory Authority may create regulations that cause the general insurance laws and regulations in Ireland to apply to reinsurance companies that carry on the type of business that AXIS Re carries on. If any regulations were adopted, such regulations could require AXIS Re to apply to the Irish Regulatory Authority to be authorized to carry on its business, which authorization would likely contain conditions with which AXIS Re would then have to comply, such as in regard to capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns. If such an application for authorization were not successful or if AXIS Re were unable to comply with such conditions as might be attached to such authorization, it would not be lawful for it to continue to carry on its business and it would have to cease operations. The Irish Regulatory Authority has the power to direct AXIS Re to cease writing business indefinitely or for a specified period for, among other grounds, inadequate capitalization, unsuitable directors and/or management or insufficient staff based in Ireland. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

        In addition, the European Commission is currently finalizing a draft directive to establish a harmonized framework for reinsurance supervision in the European Union (the "EU"). Once implemented, the directive will permit a reinsurer licensed in one EU member state to carry on business in any other EU member state without requiring further authorization. The European Commission has indicated in various communications on the subject that the supervisory regime for reinsurers would be largely based on existing rules for direct insurers with some modifications. Once the reinsurance supervision directive is implemented in Ireland, AXIS Re will be required to apply to the Irish Regulatory Authority to be authorized to carry on its business (or it may be entitled to rely on "grandfather" provisions which will deem it to be so authorized). In either event, AXIS Re will be subject to more stringent regulatory requirements such as capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns. If such an application for authorization were not successful or if AXIS Re were unable to comply with the conditions that might be attached to the authorization, it would not be lawful for it to continue to carry on its business and it would have to cease operations.

Our inability to obtain the necessary credit could affect our ability to offer reinsurance in certain markets.

        AXIS Specialty is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, our reinsurance clients typically require AXIS Specialty to post letters of credit or other collateral. We expect that our credit facility will be used for this purpose. However, if this facility is not sufficient or if we are unable to renew this facility or are unable to arrange for other types of security on commercially reasonable terms, AXIS Specialty could be limited in its ability to write business for certain of our clients.

Our ability to pay dividends and to make payments on indebtedness may be constrained by our holding company structure.

        AXIS Capital is a holding company and has no direct operations of its own. AXIS Capital does not expect to have any significant operations or assets other than its ownership of the shares of its operating insurance and reinsurance subsidiaries, AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Reinsurance, AXIS Insurance and AXIS Surplus (collectively, our "Insurance Subsidiaries"). Dividends and other permitted distributions from our Insurance Subsidiaries are expected to be our primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends to our shareholders. Our Insurance Subsidiaries (with the exception of AXIS Re) are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our Insurance Subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and our ability to pay dividends to our shareholders.

Our ability to pay dividends and make other payments may be constrained by certain regulatory and other constraints.

        AXIS Capital is subject to Bermuda regulatory constraints that will affect its ability to declare and pay dividends on its common shares and make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), AXIS Capital may declare or pay a dividend or make a distribution out of contributed surplus only if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Furthermore, our ability to pay dividends is limited under our credit facility, which provides that we cannot pay cash dividends to our shareholders in excess of $150 million in the aggregate for any fiscal year during the period that any commitments or obligations are outstanding thereunder. Furthermore, in order to reduce its total statutory capital by 15% or more, AXIS Specialty would require the prior approval of the BMA.

Our founding shareholders and some of our directors may have conflicts of interest with us.

        Our founding shareholders and some of our directors hold positions, engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. Of our directors, Mr. Charles Davis is Chairman and Chief Executive Officer of MMC Capital, Inc. and a Vice Chairman and a director of Marsh & McLennan Companies, Inc., Mr. Thomas Forrester is the Chief Financial Officer of The Progressive Corporation, Mr. Donald Greene is a director of AXA Financial, Equitable Life Assurance and Associated Electric & Gas Insurance Services Limited, and Mr. Frank Tasco is a director of Travelers Property Casualty Corp. In addition, we derive a significant portion of our business through insurance and reinsurance relationships and other arrangements in which Marsh or its affiliates have acted as a broker or insurance or reinsurance intermediary. Our directors have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which may compete with us. They have also entered into or may in the future enter into, agreements with companies that may compete with us. We do not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest. We may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest. These parties may take actions that are not in our shareholders' best interests.

AXIS Capital is a Bermuda company and it may be difficult for you to enforce judgments against it or its directors and executive officers.

        AXIS Capital is incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

Risks Related to Our Industry

We operate in a highly competitive environment.

        The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European and other international insurers and reinsurers and with underwriting syndicates, some of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse effect on our growth and profitability.

The insurance and reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

        The insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. An increase in premium levels is often offset by an increasing supply of insurance and reinsurance capacity, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly.

Risks Related to Our Common Shares

Future sales of common shares may affect their market price and the future exercise of options and warrants will result in immediate and substantial dilution.

        We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following any public offering, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. See "Description of Share Capital—Shareholders Agreement" for further information regarding circumstances under which additional common shares may be sold.

There are provisions in our charter documents that may reduce or increase the voting rights of our common shares.

        Our bye-laws generally provide that shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold 9.5% or more of the voting power conferred by our common shares. Under these provisions, some shareholders may have the right to exercise their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of some shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership. In addition, our board of directors may limit a shareholder's exercise of voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences. See "Description of Share Capital—Voting Rights."

        We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be limited pursuant to the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

There are provisions in our bye-laws which may restrict the ability to transfer common shares and which may require shareholders to sell their common shares.

        Our board of directors may decline to register a transfer of any common shares under some circumstances, including if they have reason to believe that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer. Our bye-laws also provide that if our board of directors determines that share ownership by a person may result in non-de minimis adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders, then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of common shares held by such person which is necessary to eliminate the non-de minimis adverse tax, legal or regulatory consequences. See "Description of Share Capital—Restrictions on Transfer of Common Shares" and "Description of Share Capital—Acquisition of Common Shares by Us."

Applicable insurance laws may make it difficult to effect a change of control of our company.

        Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of the AXIS U.S. Subsidiaries, the insurance change of control laws of Connecticut, Illinois and New York would likely apply to such a transaction.

        In addition, the Insurance Acts and Regulations in Ireland require that anyone acquiring or disposing of a direct or indirect holding in an insurance company (such as AXIS Specialty Europe) that represents 10% or more of the capital or of the voting rights of such company or that makes it possible to exercise a significant influence over the management of such company, or anyone who proposes to decrease or increase that holding to specified levels, must first notify the Irish Regulatory Authority of their intention to do so. They also require any insurance company that becomes aware of any acquisitions or disposals of its capital involving the specified levels to notify the Irish Regulatory Authority. The specified levels are 20%, 33% and 50% or such other level of ownership that results in the company becoming the acquiror's subsidiary. The Irish Regulatory Authority has three months from the date of submission of a notification within which to oppose the proposed transaction if the Irish Regulatory Authority is not satisfied as to the suitability of the acquiror "in view of the necessity to ensure sound and prudent management of the insurance undertaking." Any person owning 10% or more of the capital or voting rights or an amount that makes it possible to exercise a significant influence over the management of AXIS Capital would be considered to have a "qualifying holding" in AXIS Specialty Europe.

        While our bye-laws limit the voting power of any shareholder to less than 9.5%, there can be no assurance that the applicable regulatory body would agree that a shareholder who owned 10% or more of our common shares did not, because of the limitation on the voting power of such shares, control the applicable Insurance Subsidiary.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of the Company, including transactions that some or all of our shareholders might consider to be desirable.

A few large shareholders may be able to influence shareholder decisions.

        We have five shareholders each of whom owns beneficially common shares representing 5.0% or more of the voting power of our common shares prior to giving effect to any reduction in voting rights under our bye-laws. As a result of their ownership position, these shareholders voting together may have the ability to significantly influence matters requiring shareholder approval, including the election of directors and amalgamations, consolidations, changes of control of the Company and sales of all or substantially all of our assets.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

        The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. These differences include the manner in which directors must disclose transactions in which they have an interest, the rights of shareholders to bring class action and derivative lawsuits and the scope of indemnification available to directors and officers. For more information on the difference between Bermuda and Delaware corporate laws, see "Description of Share Capital—Differences in Corporate Law."

Anti-takeover provisions in our bye-laws could impede an attempt to replace our directors or to effect a change in control, which could diminish the value of our common shares.

        Our bye-laws contain provisions that may make it more difficult for shareholders to replace directors and could delay or prevent a change of control that a shareholder might consider favorable. These provisions include a staggered board of directors, limitations on the ability of shareholders to remove directors other than for cause, limitations on voting rights and restrictions on transfer of our common shares. These provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given each of AXIS Capital and AXIS Specialty an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to AXIS Capital, AXIS Specialty or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations—Taxation of AXIS Capital and Subsidiaries—Bermuda." Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

Our non-U.S. companies may be subject to U.S. tax that may have a material adverse effect on our results of operations and your investment.

        AXIS Capital and AXIS Specialty are Bermuda companies, AXIS Specialty Holdings Ireland Limited ("AXIS Ireland Holdings"), AXIS Re and AXIS Specialty Europe are Irish companies, AXIS Specialty UK Limited ("AXIS UK") and AXIS Specialty UK Holdings Limited ("AXIS UK Holdings") are U.K. companies and AXIS Specialty (Barbados) Limited ("AXIS Barbados") is a Barbados company. We intend to manage our business so that each of these companies will operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on some types of U.S. source investment income), because none of these companies should be treated as engaged in a trade or business within the United States. However, because there is considerable uncertainty as to the activities that constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service ("IRS") will not contend successfully that any of AXIS Capital or its non-U.S. subsidiaries is/are engaged in a trade or business in the United States. If AXIS Capital or any of its non-U.S. subsidiaries were considered to be engaged in a trade or business in the United States, it could be subject to U.S. corporate income and additional branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case its results of operations and your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of AXIS Capital and Subsidiaries—United States."

        For taxable years beginning before December 31, 2004, AXIS Capital or a subsidiary might be subject to U.S. tax on a portion of its income if AXIS Capital or such subsidiary is considered a personal holding company ("PHC") for U.S. federal income tax purposes. However, for taxable years beginning after December 31, 2004, the PHC provisions will not be applicable to AXIS Capital and its non-U.S. subsidiaries pursuant to recently enacted legislation. PHC status depends on whether 50% or more of our shares could be deemed to be owned (pursuant to certain constructive ownership rules) by five or fewer individuals and whether 60% or more of AXIS Capital's income, or the income of any of its subsidiaries, as determined for U.S. federal income tax purposes, consists of "personal holding company income." We believe based upon information made available to us regarding our existing shareholder base that currently neither AXIS Capital nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its subsidiaries should be considered a PHC. However, because of legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base and our gross income and other circumstances, we cannot be certain that AXIS Capital and/or any of its subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if it were the case would be immaterial. If AXIS Capital or any of its subsidiaries were considered a personal holding company and subject to U.S. tax on a portion of its U.S. income, its results of operations and your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of AXIS Capital and Subsidiaries—United States—Personal Holding Companies."

Our non-U.S. companies may be subject to U.K. tax that may have a material adverse effect on our results of operations.

        We intend to operate in such a manner so that none of our companies, other than AXIS UK and AXIS UK Holdings, should be resident in the United Kingdom for tax purposes and that none of our companies, other than AXIS Ireland Holdings and AXIS Specialty Europe, should have a permanent establishment in the United Kingdom. Accordingly, we expect that none of our companies other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe should be subject to U.K. tax. Nevertheless, because neither case law nor U.K. statutes conclusively define the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend successfully that any of our companies, in addition to AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, is/are trading in the United Kingdom through a permanent establishment in the United Kingdom and therefore subject to U.K. tax. If this were the case, our results of operations and your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of AXIS Capital and Subsidiaries—United Kingdom."

Our non-Irish companies may be subject to Irish tax that may have a material adverse effect on our results of operations.

        We intend to operate in such a manner so that none of our companies, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, should be resident in Ireland for tax purposes and that none of our companies, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, should be treated as carrying on a trade through a branch or agency in Ireland. Accordingly, we expect that none of our companies other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe should be subject to Irish corporation tax. Nevertheless, since the determination as to whether a company is resident in Ireland is a question of fact to be determined based on a number of different factors and since neither case law nor Irish legislation conclusively defines the activities that constitute trading in Ireland through a branch or agency, the Irish Revenue Commissioners might contend successfully that any of our companies, in addition to AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is resident in or otherwise trading through a branch or agency in Ireland and therefore subject to Irish corporation tax. If this were the case, our results of operations and your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of AXIS Capital and Subsidiaries—Ireland."

If corporate tax rates in Ireland increase, our business and financial results could be adversely affected.

        Trading income derived from the insurance and reinsurance businesses carried on in Ireland by AXIS Specialty Europe and AXIS Re is generally taxed in Ireland at a rate of 12.5%. Over the past number of years, various EU member states have, from time to time, called for harmonization of corporate tax rates within the EU. Ireland, along with other member states, has consistently resisted any movement towards standardized corporate tax rates in the EU. The Government of Ireland has also made clear its commitment to retain the 12.5% rate of corporation tax until at least the year 2025.

If, however, tax laws in Ireland change so as to increase the general corporation tax rate in Ireland, our business and financial results could be materially adversely affected.

If investments held by AXIS Specialty Europe or AXIS Re are determined not to be integral to the insurance and reinsurance businesses carried on by those companies, additional Irish tax could be imposed and our business and financial results could be adversely affected.

        Based on administrative practice, taxable income derived from investments made by AXIS Specialty Europe and AXIS Re is generally taxed in Ireland at the rate of 12.5% on the grounds that such investments either form part of the permanent capital required by regulatory authorities, or are otherwise integral to the insurance and reinsurance businesses carried on by those companies. AXIS Specialty Europe and AXIS Re intend to operate in such a manner so that the level of investments held by such companies does not exceed the amount that is integral to the insurance and reinsurance businesses carried on by AXIS Specialty Europe and AXIS Re. If, however, investment income earned by AXIS Specialty Europe or AXIS Re exceeds these thresholds, or if the administrative practice of the Irish Revenue Commissioners changes, Irish corporation tax could apply to such investment income at a higher rate (currently 25%) instead of the general 12.5% rate, and our results of operations could be materially adversely affected.

If you acquire 10% or more of AXIS Capital's shares, you may be subject to taxation under the "controlled foreign corporation" ("CFC") rules.

        Under certain circumstances, a "10% U.S. Shareholder" (as defined in "Material Tax Considerations—Taxation of Shareholders—United States Taxation") of a foreign corporation that is a CFC (as defined in "Material Tax Considerations—Taxation of Shareholders—United States Taxation") for an uninterrupted period of 30 days or more during a taxable year must include in gross income for U.S. federal income tax purposes such "10% U.S. Shareholder's" pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed to such 10% U.S. Shareholder. "Subpart F income" of a foreign insurance corporation typically includes foreign base company sales and services income and foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC's country of incorporation.

        We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person (as defined in "Material Tax Consideration—Taxation of Shareholders—United States Taxation") who acquires shares of AXIS Capital directly or indirectly through one or more foreign entities should be required to include our "subpart F income" in income under the CFC rules of the Internal Revenue Code of 1986, as amended (the "Code"). See "Description of Share Capital" which describes these provisions. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge, in which case your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Classification of AXIS Capital or Its Non-U.S. Subsidiaries as Controlled Foreign Corporations."

U.S. Persons who hold shares may be subject to U.S. federal income taxation at ordinary income rates on their proportionate share of our "related party insurance income" ("RPII").

        If the RPII of any of AXIS Specialty, AXIS Re and AXIS Specialty Europe (each a "Non-U.S. Insurance Subsidiary") were to equal or exceed 20% of that company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to those insureds) own directly or indirectly through entities 20% or more of the voting power or value of AXIS Capital, then a U.S. Person who owns any shares of AXIS Capital (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such company's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. We believe that the gross RPII of each Non-U.S. Insurance Subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of each such company's gross insurance income, and we do not expect the direct or indirect insureds of each Non-U.S. Insurance Subsidiary (and persons related to such insureds) to directly or indirectly own 20% or more of either the voting power or value of our shares, but we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control. If these thresholds are met or exceeded, and if you are an affected U.S. Person, your investment could be materially adversely affected. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—The RPII CFC Provisions."

U.S. Persons who dispose of our shares may be subject to U.S. federal income taxation at the rates applicable to dividends on a portion of their gain, if any.

        The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as a dividend to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our shares because AXIS Capital will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—The RPII CFC Provisions."

U.S. Persons who hold shares will be subject to adverse tax consequences if we are considered to be a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes.

        If AXIS Capital is considered a PFIC for U.S. federal income tax purposes, a U.S. Person who owns any shares of AXIS Capital will be subject to adverse tax consequences, including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed, in which case your investment could be materially adversely affected. In addition, if AXIS Capital were considered a PFIC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares which might otherwise be available under U.S. federal income tax laws. We believe that we are not, have not been, and currently do not expect to become, a PFIC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Passive Foreign Investment Companies."

U.S. Persons who hold shares will be subject to adverse U.S. federal income tax consequences if AXIS Capital or any of its non-U.S. subsidiaries is considered to be a Foreign Personal Holding Company ("FPHC") for U.S. federal income tax purposes.

        For taxable years beginning after December 31, 2004, the FPHC provisions will not be applicable to AXIS Capital and its subsidiaries pursuant to recently enacted legislation. With respect to the 2004 taxable year, if AXIS Capital or any of its non-U.S. subsidiaries is considered an FPHC it could have material adverse tax consequences for you if you are subject to U.S. federal income taxation, including subjecting you to a greater tax liability than might otherwise apply and subjecting you to tax on amounts in advance of when tax would otherwise be imposed. In addition, if AXIS Capital were considered an FPHC, upon the death of any U.S. individual owning shares, such individual's heirs or estate may not be entitled to a "step-up" in the tax basis of the shares which might otherwise be available under U.S. federal income tax laws. AXIS Capital and/or any of its non-U.S. subsidiaries could be considered to be an FPHC for U.S. federal income tax purposes if more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and 60% (or 50% in taxable years subsequent to characterization as an FPHC) or more of AXIS Capital income, or that of any of its non-U.S. subsidiaries, consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe based upon information made available to us regarding our existing shareholder base that currently neither AXIS Capital nor any of its non-U.S. subsidiaries should be considered an FPHC. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its non-U.S. subsidiaries should be considered an FPHC. However, because of the legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base and our gross income and other circumstances, we cannot be certain that AXIS Capital and/or any of its non-U.S. subsidiaries will not be considered an FPHC. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Foreign Personal Holding Companies."

U.S. tax-exempt organizations who own our shares may recognize unrelated business taxable income.

        A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization, which generally would be the case if either we are a CFC and the tax-exempt shareholder is a 10% U.S. Shareholder or there is RPII, certain exceptions do not apply and the tax-exempt organization owns any shares of AXIS Capital. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation—Classification of AXIS Capital or Its Non-U.S. Subsidiaries as Controlled Foreign Corporations" and "Material Tax Considerations—Taxation of Shareholders—United States Taxation—The RPII CFC Provisions." Potential U.S. tax-exempt investors are advised to consult their tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our shares.

        Legislation has been introduced in the U.S. Congress intended to eliminate some perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

The United States has renegotiated the income tax treaty between the United States and Barbados.

        On July 14, 2004, the United States and Barbados signed a Protocol amending the United States income tax treaty with Barbados (the "Barbados Treaty"). On October 10, 2004 the U.S. Senate ratified the Protocol that will be effective with respect to withholding taxes paid or credited on or after the first day of the second month next following the exchange of instruments of ratification with Barbados. Under the current Barbados treaty, dividends paid to AXIS Barbados by AXIS Specialty U.S. Holdings Inc., ("AXIS U.S. Holdings") should be subject to a reduced withholding tax rate of 5%. The Protocol amending the treaty, once effective, will result in the inability of AXIS Barbados to continue to enjoy the reduced rate, in which case dividends paid to AXIS Barbados by AXIS U.S. Holdings will be subject to withholding tax at a rate of 30%.

The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda and Barbados.

        The Organization for Economic Cooperation and Development (the "OECD") has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated April 18, 2002 and updated as of June 2004, Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. In the June 2004 update, Barbados was identified as a country that should be included in the review process of significant financial centers. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as "may," "should," "could," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" and "intend." Forward-looking statements contained in this prospectus include information regarding the growth of our U.S. reinsurance segment due to renewals on contracts from multi-year deals, the growth of our global reinsurance segment due to our European operations, the expansion of our U.S. insurance segment into the errors and omissions market, improvements in the casualty reinsurance market and its effects on our U.S. insurance segment, the benefits from continued underwriting discipline and flight to quality, the changes in the mix of our business, the growth in gross premiums written in Europe, the increase in net earned premiums in our U.S. reinsurance segment, the reduction in the percentage of allocated personnel expenses for underwriters in our U.S. reinsurance segment, the projected amount of our capital expenditures, managing interest rate and foreign currency risks, valuations of potential interest rate shifts, foreign currency rate changes and measurements of potential losses in fair market values of our investment portfolio. Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4) failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedents to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with Standard & Poor's and A.M. Best, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12) general economic conditions and (13) the other matters set forth under "Risk Factors." The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS CAPITAL HOLDINGS LIMITED

        AXIS Capital is a holding company domiciled in Bermuda. Through our operating subsidiaries and branches based in Bermuda, Ireland, the United Kingdom, the United States and Switzerland, we provide specialty lines insurance and treaty reinsurance on a global basis. We focus on writing coverage for specialized classes of risk through our team of highly skilled and experienced underwriters. Our business consists of four segments: global insurance, global reinsurance, U.S. insurance and U.S. reinsurance.

        Our global insurance segment principally consists of specialty lines business that is sourced outside of the United States but covers exposures throughout the world, including:

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  Specialty Risks (including Terrorism, Marine and Aviation War Risk, Political Risk and Professional Lines);

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  Onshore and Offshore Energy;

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  Aviation and Aerospace;

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  Commercial Property; and

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  Marine.

        Our global reinsurance segment principally consists of treaty reinsurance business sourced outside of the United States but covers exposures throughout the world, including:

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  Property (catastrophe-based);

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  Workers' Compensation, Personal Accident and Life (catastrophe-based);

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  Aviation;

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  Crop;

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  Trade Credit and Bond; and

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  Motor and General Liability.

        Our U.S. insurance segment principally consists of specialty lines business that is sourced in the United States and covers exposures in the United States including:

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  Commercial Property;

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  Professional Lines; and

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  Commercial Liability.

        Our U.S. reinsurance segment principally consists of treaty reinsurance business that is sourced in the United States and covers exposures in the United States, including:

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  Professional Lines;

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  Liability;

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  Property; and

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  Marine and Aviation.

        We seek to use our management's extensive expertise, experience and long-standing market relationships to identify and underwrite attractively priced risks while delivering innovative insurance and reinsurance solutions to our customers. Our underwriters are focused on constructing a portfolio of risks that utilizes our capital while optimizing the risk-reward characteristics of the portfolio. For our global insurance segment, we have designed an operating platform that utilizes new procedures and technologies, which we believe provides us with a competitive advantage, and continue to develop these structural advantages for application to our other business segments. We intend to continue to exercise highly disciplined underwriting practices and manage a diverse book of business while seeking to maximize our profitability and generate superior returns on equity.

        We began operations in November 2001. Our principal executive offices are located at 106 Pitts Bay Road, Pembroke HM 08, Bermuda, and our telephone number is (441) 296-2600.

THE AXIS CAPITAL TRUSTS

        We created three Delaware statutory trusts, each pursuant to a declaration of trust executed by us as sponsor for each AXIS Capital Trust and its trustees. The AXIS Capital Trusts are named AXIS Capital Trust I, AXIS Capital Trust II and AXIS Capital Trust III.

        An Amended and Restated Declaration of Trust for each of the AXIS Capital Trusts will contain the terms and conditions under which the AXIS Capital Trusts will issue and sell their preferred securities and common securities. We refer to each Amended and Restated Declaration of Trust as a declaration with respect to that AXIS Capital Trust. Copies of the declarations are included as exhibits to the registration statement of which this prospectus is a part.

        Unless an applicable prospectus supplement provides otherwise, each AXIS Capital Trust exists solely to:

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  issue and sell preferred securities, which we refer to as trust preferred securities. The proceeds of the trust preferred securities will be invested in a specified series of our debt securities;

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  issue and sell common securities, which we refer to as trust common securities. The trust common securities will be issued and sold to us in exchange for cash. The proceeds from the sale will be invested in additional series of our debt securities; and

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  engage in other activities only as are necessary, convenient or incidental to the above two purposes.

        The AXIS Capital Trusts will not borrow money, issue debt, reinvest proceeds derived from investments, pledge any of their assets, or otherwise undertake or permit to be undertaken any activity that would cause them to not be classified as grantor trusts for United States federal income tax purposes.

        We will own all of the trust common securities. The holder of the trust common securities will receive payments that will be made on a ratable basis with the trust preferred securities. However, the right of the holder of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the right of the trust preferred securities holders if there is a continuing event of default under the declaration.

        We will acquire trust common securities having an aggregate liquidation amount equal to the percentage set forth in the applicable prospectus supplement of the total capital of the AXIS Capital Trusts.

        Each AXIS Capital Trust will have a term of 30 years, but may end earlier if its declaration so provides.

        We will pay all fees and expenses related to each AXIS Capital Trust and the offering of the trust preferred securities by each AXIS Capital Trust.

        The principal place of business of each AXIS Capital Trust is c/o AXIS Capital Holdings Limited, 106 Pitts Bay Road, Pembroke HM 08, Bermuda. The telephone number is (441) 296-2600.

        The trustees of each AXIS Capital Trust will conduct the business and affairs of their respective AXIS Capital Trust. The trustees' duties and obligations will be governed by the declaration of their respective AXIS Capital Trust. Each AXIS Capital Trust's trust common securities holders will be entitled to appoint, remove, replace or change the number of trustees for their respective AXIS Capital Trust.

        Each AXIS Capital Trust will include the following trustees:

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  at least one administrative trustee, who is a person employed by or an officer of us or our subsidiaries;

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  at least one institutional trustee, which is a financial institution that is not affiliated with us and which will act as institutional trustee and indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms described in an applicable prospectus supplement; and

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  at least one Delaware trustee, which is an individual resident of, or a legal entity with a principal place of business in, the State of Delaware, unless the AXIS Capital Trust's institutional trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law.

        The trustees of each AXIS Capital Trust are collectively referred to as the trustees. Unless otherwise indicated in an applicable prospectus supplement, the institutional trustee will be The Bank of New York and the Delaware trustee will be The Bank of New York (Delaware), with its Delaware office located at 502 White Clay Center, Route 273, Newark, Delaware 19711.

USE OF PROCEEDS

        Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of the securities offered by us or the AXIS Capital Trusts will be used for general corporate purposes. The AXIS Capital Trusts will use all proceeds from the sale of trust preferred securities to purchase our debt securities. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities. We will not receive any of the proceeds from the sale of our common shares by selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
Ratio of Earnings to Fixed Charges	(1)	(1)	(1)	(1)	(1)

(1)
The current level of fixed charges, being credit facility fees and the interest portion on operating leases, is not sufficient enough to produce a ratio.

DESCRIPTION OF SHARE CAPITAL

        The following is a summary of material provisions of our memorandum of association and bye-laws, the shareholders agreement among substantially all of our founding shareholders and the warrants outstanding on our common shares. In this section, "we," "us" and "our" refer to AXIS Capital and not any of our subsidiaries.

General

        We are authorized to issue up to an aggregate of 800,000,000 common shares, par value U.S. $0.0125 per share. Except as described below, our common shares have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preference shares. Holders of our common shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors.

Voting Rights

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our bye-laws, the voting rights exercisable by a shareholder may be limited. In any situation in which the "controlled shares" (as defined below) of a U.S. Person or the common shares held by a Direct Foreign Shareholder Group (as defined below) would constitute 9.5% or more of the votes conferred by the issued common shares, the voting rights exercisable by a shareholder with respect to such shares shall be limited so that no U.S. Person or Direct Foreign Shareholder Group is deemed to hold 9.5% or more of the voting power conferred by our common shares. In addition, our board of directors may limit a shareholder's voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences. "Controlled shares" includes, among other things, all common shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Code). A "Direct Foreign Shareholder Group" includes a shareholder or group of commonly controlled shareholders that are not U.S. Persons.

        We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be limited pursuant to the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

Restrictions on Transfer of Common Shares

        Our board of directors may decline to register a transfer of any common shares (1) if it appears to the board of directors, in their sole and reasonable discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer or (2) subject to any applicable requirements of the NYSE, if a written opinion from counsel supporting the legality of the transaction under U.S. securities laws has not been provided or if any required governmental approvals have not been obtained.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of AXIS Capital.

Acquisition of Common Shares by Us

        Under our bye-laws and subject to Bermuda law, if our board of directors determines that any shareholder's ownership of common shares may result in non-de minimis adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders, we have the option, but not the obligation, to require such shareholder to sell to us or to a third party to whom we assign the repurchase right the minimum number of common shares that is necessary to avoid or cure any such adverse consequences at a price determined in the good faith discretion of the board of directors to represent the shares' fair market value.

Issuance of Shares

        Subject to our bye-laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Shareholders Agreement

        General.    We have entered into a shareholders agreement with substantially all of our founding shareholders. The shareholders agreement may be amended only with our consent and the consent of the holders of 75% of the aggregate number of shares outstanding held by the parties to the shareholders agreement at the time. Amendments and modifications that adversely affect a shareholder party to the agreement in a manner different than any other shareholder party to the agreement may only be effected with the consent of such shareholder.

        Tag-Along Rights.    Pursuant to the terms of the shareholders agreement, generally if any shareholder party to such agreement (or a group of such shareholders) proposes to transfer 20% or more of our outstanding shares (in value or in voting power), then the other shareholders party to the shareholders agreement have a right (1) to notice of the terms and conditions of the transfer, and (2) to participate proportionally in the transfer.

        Registration Rights.    Any shareholder party to the agreement who beneficially owned more than 8,000,000 shares on December 31, 2002 has the right to request registration for a public offering of all or a portion of its shares so long as such shares are "registrable securities" as defined in the shareholders agreement. Registrable securities include common shares or warrants and any securities issuable in respect of such shares or warrants, but exclude shares that may be sold pursuant to Rule 144(k) under the Securities Act. We will use commercially reasonable efforts to effect the registration of such shares, but will not be required to file a registration statement if (1) the aggregate proceeds expected to be received from such offering are less than $25,000,000 or (2) we have already effected one such requested registration in the previous four-month period. If the shares are to be sold in an underwritten offering and the managing underwriters notify us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on the offering, then the number of shares requested to be registered will be allocated pro rata among the requesting shareholders. The holders of registration rights are limited in the total number of registration requests they can make, other than registrations made pursuant to a Form S-3.

        Moreover, if we propose to register any common shares or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, our common shares under the Securities Act (other than shares to be issued pursuant to an employee benefits plan or similar plan or in connection with a merger, acquisition or similar transaction) for our own account or otherwise, we will offer those shareholders who are party to the shareholders agreement the opportunity, subject to certain conditions, to include their registrable securities in such registration statement. We must use all reasonable efforts to effect the sale of any such shares. If the shares are to be sold in an underwritten offering and the managing underwriters notify us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on such offering, then the number of shares requested to be registered will be allocated pro rata among the requesting shareholders, provided that if we initiate a registration to sell our own shares, these shares will have priority in registration.

        Indemnification.    Pursuant to the shareholders agreement, we have agreed to hold harmless each shareholder selling shares in a registered offering from damages relating to a material omission or misstatement in the registration statement or prospectus for such offering, provided such omission or misstatement was not made based on information furnished to us by the shareholder. We also agreed to hold the underwriters for any such offering harmless on substantially the same basis. Each participating shareholder in a registered offering agrees to hold harmless us, our officers, directors, agents and the underwriters for such offering with respect to omissions or misstatements made based on information furnished by such shareholder.

Bye-laws

        In addition to the provisions of the bye-laws described above under "—Voting Rights," the following provisions are a summary of some of the other important provisions of our bye-laws.

        Our Board of Directors.    Our bye-laws provide that our board of directors shall consist of between 9 and 16 members, or such number as determined by the shareholders. The current board of directors consists of 14 persons and is divided into three classes. In addition, each director will serve a three year term, with termination staggered according to class. Shareholders may only remove a director for cause at an annual general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before that meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the aggregate voting power of our shares shall constitute a quorum for the transaction of business. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws. In addition, most actions that may be approved by resolution of our shareholders in a general meeting may, without a meeting, be approved by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution.

        Voting of Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of our direct subsidiaries on matters other than appointment, removal and remuneration of auditors, approval of financial statements and reports thereon and remuneration of directors, our directors must refer the subject matter of the vote to our shareholders and seek authority from such shareholders as to how they should vote on the resolution proposed by the subsidiary. Substantially similar provisions are contained in the bye-laws (or equivalent governing documents) of most of our non-U.S. subsidiaries.

        Amendment.    Our bye-laws may only be amended by a resolution adopted by our board of directors and by resolution of our shareholders.

Warrants

        In connection with our formation, we issued warrants to purchase common shares to some of our founding shareholders. The terms of the warrants provide that they are exercisable at any time prior to November 20, 2011. The exercise price and number of common shares issuable upon exercise of each warrant are subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest. Warrant holders may elect to receive cash at the time of exercise in lieu of an adjustment.

        The following table shows the number of warrants to purchase common shares outstanding and the exercise price thereof as of September 30, 2004:

Holder	Warrants to Acquire Common Shares	Exercise Price
Trident II, L.P.	16,918,312	$12.50
Marsh & McLennan Capital Professionals Fund, L.P.	473,264	12.50
Marsh & McLennan Employees' Securities Company, L.P.	476,528	12.50
Dragon Holdings Trust	1,087,356	12.33
JR Charman Children's Settlement	362,449	12.33
Robert J. Newhouse, Jr.	71,808	12.50
Robert J. Newhouse, III	53,856	12.50
Stephan F. Newhouse	125,656	12.50
Paul B. Newhouse	35,904	12.50
Total	19,605,133

Anti-Takeover Provisions and Insurance Regulations Concerning Change of Control

        Some of the provisions of our bye-laws as well as some insurance regulations concerning change of control could delay or prevent a change of control of the Company that a shareholder might consider favorable. See "Risk Factors—Risks Related to Our Common Shares."

Differences in Corporate Law

        The Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of some significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us that differ from provisions of the State of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on directors and officers of a company with respect to matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any director or officer, if it appears to a court that such director or officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such directors and officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AXIS Capital, against any director or officer of us for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

        The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

        A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

        Interested Directors.    Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends and Distributions.    Bermuda law permits the declaration and payment of dividends and the making of distributions from contributed surplus by a company only if there are no reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in limited circumstances) be credited to a share premium account. Share premium may be distributed in limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the company and would be conducive to attaining the objectives contained within our memorandum of association. We may, with the approval of at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive payment in the amount of the fair market value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer (other than shares held by or for the offeror or its subsidiaries) accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly-owned subsidiaries, a resolution of shareholders approved by a majority of at least 75% of the votes cast. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from stockholders holding at least two-thirds of our outstanding common stock not owned by such interested stockholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested stockholder for a period of three years from the time the person became an interested stockholder, unless we opted out of the relevant Delaware statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of stockholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AXIS Capital, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers that is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders Meetings.    Under our bye-laws, a special general meeting may be called by our President or by our Chairman or by the board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of AXIS Capital as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of stockholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits stockholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. The holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the stockholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the stockholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Amendment of Bye-laws.    Consistent with the Companies Act, AXIS Capital's bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Preference Shares

        From time to time, pursuant to the authority granted by our bye-laws to issue shares up to the amount of our authorized share capital, our board of directors may create and issue one or more series of preference shares having such preferred, deferred or other special rights or such restrictions, whether in regard to dividends, voting, return of capital or otherwise, as our board of directors may determine. When we issue preference shares, we will provide specific information about the preference shares being offered in a prospectus supplement. Such preference shares, upon issuance against full consideration (not less than the par value of such shares), will be fully paid and nonassessable. The particular rights and preferences of such preference shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preference shares, will be described in the prospectus supplement.

        Because the following summary of the terms of preference shares is not complete, you should refer to our memorandum of association and bye-laws and any applicable resolution of our board of directors for complete information regarding the terms of the class or series of preference shares described in a prospectus supplement. Whenever we refer to particular sections or defined terms of our memorandum of association and bye-laws and an applicable resolution of our board of directors, such sections or defined terms are incorporated herein by reference.

        A prospectus supplement will describe the terms of each class or series of preference shares we offer, including, to the extent applicable:

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  the number of shares to be issued and sold and the distinctive designation thereof;

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  the dividend rights of the preference shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preference shares and any limitations, restrictions or conditions on the payment of such dividends;

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  the voting powers, if any, of the preference shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of capital stock, to elect one or more of our directors;

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  the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preference shares may be redeemed, at whose option such a redemption may occur, and any limitations, restrictions or conditions on such redemption;

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  the terms, if any, upon which the preference shares will be convertible into or exchangeable for our shares of any other class, classes or series;

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  the relative amounts, and the relative rights or priority, if any, of payment in respect of preference shares, which the holders of the preference shares will be entitled to receive upon our liquidation, dissolution, winding up, amalgamation, merger or sale of assets;

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  the terms, if any, of any purchase, retirement or sinking fund to be provided for the preference shares;

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  the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preference shares are outstanding;

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  any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our memorandum of association and bye-laws; and

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  if necessary, a discussion of material U.S. federal income tax considerations and Bermuda tax considerations.

Subject to the specification of the above terms of preference shares and as otherwise provided with respect to a particular class or series of preference shares, in each case as described in a supplement to this prospectus, the following general provisions will apply to each class or series of preference shares.

Dividends

        The holders of preference shares will be entitled to receive dividends, if any, at the rate established in accordance with the bye-laws, payable on specified dates each year for the respective dividend periods ending on such dates ("dividend periods"), when and as declared by our board of directors and subject to Bermuda law and regulations. The dividends will accrue on each preference share from the first day of the dividend period in which such share is issued or from such other date as our board of directors may fix for such purpose. All dividends on preference shares will be cumulative. If we do not pay or set apart for payment the dividend, or any part thereof, on the issued and outstanding preference shares for any dividend period, the deficiency in the dividend on the preference shares must thereafter be fully paid or declared and set apart for payment (without interest) before any dividend may be paid or declared and set apart for payment on our common shares. The holders of preference shares will not be entitled to participate in any other or additional earnings or profits of ours, except for such premiums, if any, as may be payable in case of our liquidation, dissolution or winding up.

        Any dividend paid upon the preference shares at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made.

        No dividends will be paid upon any shares of any class or series of preference shares for a current dividend period unless there will have been paid or declared and set apart for payment dividends required to be paid to the holders of each other class or series of preference shares for all past dividend periods of such other class or series. If any dividends are paid on any of the preference shares with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preference shares then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each class or series of preference shares in the proportions that the dividends then accumulated and payable on each class or series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preference shares.

        AXIS Capital is a holding company and has no direct operations. The ability of AXIS Capital to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to AXIS Capital. Under Bermuda law, AXIS Capital may not declare or pay a dividend if there are reasonable grounds for believing that AXIS Capital is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of AXIS Capital's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, our Insurance Subsidiaries (with the exception of AXIS Re) are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. In addition, our credit facility prohibits us from declaring or paying any dividend in excess of $150 million in the aggregate for any fiscal year during the period that any commitments or obligations are outstanding thereunder.

        Dividends on the preference shares will have a preference over dividends on the common shares.

Liquidation, Dissolution or Winding Up

        In case of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each class or series of preference shares will be entitled to receive out of our assets the liquidation preference with respect to that class or series of preference shares. These holders will also receive an amount equal to all accrued but unpaid dividends thereon (whether or not earned or declared) before any of our assets will be paid or distributed to holders of our common shares.

        It is possible that, in case of our voluntary or involuntary liquidation, dissolution or winding up, our assets could be insufficient to pay the full amounts due to the holders of all of the classes or series of preference shares then outstanding. In that circumstance, the holders of each outstanding class or series of preference shares will share ratably in such assets in proportion to the amounts which would be payable with respect to such class or series if all amounts payable thereon were paid in full.

        Our consolidation, amalgamation or merger with or into any other company or corporation, or a sale of all or any part of our assets, will not be deemed to constitute a liquidation, dissolution or winding up.

Redemption

        Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, the following general redemption provisions will apply to each class or series of preference shares. Any redemption of the preference shares may only be made in compliance with Bermuda law.

        On or prior to the date fixed for redemption of a particular class or series of preference shares or any part thereof as specified in the notice of redemption for such class or series, we will deposit adequate funds for such redemption, in trust for the account of holders of such class or series, with a bank or trust company that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000. If the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account have been stated in the redemption notice, then from and after the mailing of the notice and the making of such deposit the shares of the class or series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to us will cease and terminate except for the right of the holders of the shares:

  (1)
  to transfer the shares prior to the date fixed for redemption;

  (2)
  to receive the redemption price of the shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed; and

  (3)
  on or before the close of business on the fifth business day preceding the date fixed for redemption to exercise privileges of conversion, if any, not previously expired.

        Any moneys so deposited by us which remain unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the redemption date, be paid to us upon our request, after which repayment the holders of the shares called for redemption can no longer look to such bank or trust company for the payment of the redemption price but must look only to us for the payment of any lawful claim for such moneys which holders of such shares may still have. After such six-year period, the right of any shareholder or other person to receive such payment may lapse through limitations imposed in the manner and with the effect provided under the laws of Bermuda. Any portion of the moneys so deposited by us, in respect of preference shares called for redemption that are converted into common shares, will be repaid to us upon our request.

        In case of redemption of only a part of a class or series of preference shares, we will designate by lot, in such manner as our board of directors may determine, the shares to be redeemed, or will effect such redemption pro rata.

        Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares, limited to funds otherwise available for dividends or distributions or out of the company's share premium account before the redemption date.

        Under Section 42 of the Companies Act, no redemption of shares may be made by a company if, on the date of the redemption, there are reasonable grounds for believing that the company is, or after the redemption would be, unable to pay its liabilities as they become due. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. A minimum issued share capital of $12,000 must always be maintained.

        Our ability to effect a redemption of our preference shares may be subject to the performance of our subsidiaries. Distribution to us from our insurance subsidiaries will also be subject to insurance laws, regulatory constraints and certain provisions under our credit facility.

Conversion Rights

        Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, and subject in each case to applicable Bermuda law, the following general conversion provisions will apply to each class or series of preference shares that is convertible into common shares.

        All common shares issued upon conversion will be fully paid and nonassessable, and will be free of all taxes, liens and charges with respect to the issue thereof except taxes, if any, payable by reason of issuance in a name other than that of the holder of the shares converted and except as otherwise provided by applicable law or the bye-laws.

        The number of common shares issuable upon conversion of a particular class or series of preference shares at any time will be the quotient obtained by dividing the aggregate conversion value of the shares of such class or series surrendered for conversion, by the conversion price per share of common shares then in effect for such class or series. We will not be required, however, upon any such conversion, to issue any fractional share of common shares, but instead we will pay to the holder who would otherwise be entitled to receive such fractional share if issued, a sum in cash equal to the value of such fractional share based on the last reported sale price per common share on the New York Stock Exchange at the date of determination. Preference shares will be deemed to have been converted as of the close of business on the date of receipt at the office of the transfer agent of the certificates, duly endorsed, together with written notice by the holder of his election to convert the shares.

        Except as otherwise provided with respect to a particular class or series of preference shares and subject in each case to applicable Bermuda law, our memorandum of association and bye-laws, the basic conversion price per common share for a class or series of preference shares, as fixed by our board of directors, will be subject to adjustment from time to time as follows:

  •
  In case we (1) pay a dividend or make a distribution to all holders of outstanding common shares as a class in common shares, (2) subdivide or split the outstanding common shares into a larger number of shares or (3) combine the outstanding common shares into a smaller number of shares, the basic conversion price per common share in effect immediately prior to that event will be adjusted retroactively so that the holder of each outstanding share of each class or series of preference shares which by its terms is convertible into common shares will thereafter be entitled to receive upon the conversion of such share the number of common shares which that holder would have owned and been entitled to receive after the happening of any of the events described above had such share of such class or series been converted immediately prior to the happening of that event. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination. Such adjustments will be made successively whenever any event described in this clause occurs.

  •
  In case we issue to all holders of common shares as a class any rights enabling them to subscribe for or purchase common shares at a price per share less than the current market price per common share at the record date for determination of shareholders entitled to receive such rights, the basic conversion price per common share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into common shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the sum of the number of common shares outstanding at such record date and the number of common shares which the aggregate exercise price (before deduction of underwriting discounts or commissions and other expenses of the Company in connection with the issue) of the total number of shares so offered for subscription or purchase would purchase at such current market price per share and of which the denominator will be the sum of the number of common shares outstanding at such record date and the number of additional common shares so offered for subscription or purchase. An adjustment made pursuant to this clause will become effective retroactively immediately after the record date for determination of shareholders entitled to receive such rights. Such adjustments will be made successively whenever any event described in this clause occurs.

  •
  In case we distribute to all holders of common shares as a class evidences of indebtedness or assets (other than cash dividends), the basic conversion price per common share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into common shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the difference between the current market price per common share at the record date for determination of shareholders entitled to receive such distribution and the fair value (as determined by our board of directors) of the portion of the evidences of indebtedness or assets (other than cash dividends) so distributed applicable to one common share and of which the denominator will be the current market price per common share. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date. Such adjustments will be made successively whenever any event described in this clause occurs.

        For the purpose of any computation under the last clause above, the current market price per common share on any date will be deemed to be the average of the high and low sales prices of the common shares, as reported in the NYSE—Composite Transactions (or such other principal market quotation as may then be applicable to the common shares) for each of the 30 consecutive trading days commencing 45 trading days before such date.

        No adjustment will be made in the basic conversion price for any class or series of preference shares in effect immediately prior to such computation if the amount of such adjustment would be less than fifty cents. However, any adjustments which by reason of the preceding sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. Notwithstanding anything to the contrary, any adjustment required for purposes of making the computations described above will be made not later than the earlier of (1) three years after the effective date described above for such adjustment or (2) the date as of which such adjustment would result in an increase or decrease of at least 3% in the aggregate number of common shares issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All calculations will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

        In the case of any capital reorganization or reclassification of common shares, or if we amalgamate or consolidate with or merge into, or sell or dispose of all or substantially all of our property and assets to, any other company or corporation, proper provisions will be made as part of the terms of such capital reorganization, reclassification, amalgamation, consolidation, merger or sale that any shares of a particular class or series of preference shares at the time outstanding will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of common shares deliverable upon conversion of such preference shares would have been entitled upon such capital reorganization, reclassification, consolidation, amalgamation or merger.

        Whenever there is an issue of additional common shares requiring a change in the conversion price as provided above, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a class or series of preference shares, we will file with our transfer agent or agents, a statement signed by one of our executive officers, describing specifically such issue of additional common shares or such other event (and, in the case of a capital reorganization, reclassification, amalgamation, consolidation or merger, the terms thereof) and the actual conversion prices or basis of conversion as changed by such issue or event and the change, if any, in the securities issuable upon conversion. Whenever we issue to all holders of common shares as a class any rights enabling them to subscribe for or purchase common shares, we will also file in like manner a statement describing the same and the consideration they will receive. The statement so filed will be open to inspection by any holder of record of shares of any class or series of preference shares.

        Preference shares converted to common shares will cease to form part of the authorized preference share capital and will, instead, become part of our authorized and issued common share capital.

Reissuance of Shares

        Any preference shares retired by purchase, redemption, or through the operation of any sinking fund or redemption or purchase account, will have the status of authorized but unissued preference shares, and may be reissued as part of the same class or series or may be reclassified and reissued by our board of directors in the same manner as any other authorized and unissued shares.

Voting Rights

        Except as indicated below or as otherwise required by applicable law, the holders of preference shares will have no voting rights.

        The applicable prospectus supplement for a series may provide that, whenever dividends payable on any class or series of preference shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of the preference shares of that class or series then outstanding, the holders of preference shares of that class or series, together with the holders of each other class or series of preference shares ranking on a parity with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effectuate such right.

        The applicable prospectus supplement for a series may provide that, whenever such special voting power of such holders of the preference shares has vested, such right may be exercised initially either at a special meeting of the holders of preference shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. The right of such holders of preference shares to elect members of our board of directors will continue until such time as all dividends accumulated on such preference shares have been paid in full, at which time that special right will terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends, and any member of our board of directors appointed as described above shall vacate office.

        At any time when such special voting power has vested in the holders of any such preference shares as described in the preceding paragraph, our president will, upon the written request of the holders of record of at least 10% of such preference shares then outstanding addressed to our secretary, call a special general meeting of the holders of such preference shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our proper officers within 20 days after our secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of such preference shares then outstanding may designate in writing one of their number to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless we otherwise designate.

        Any holder of such preference shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of common shareholders.

        At any annual or special general meeting at which the holders of such preference shares have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of such preference shares will be required to constitute a quorum of such preference shares for the election of any director by the holders of such preference shares, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of such preference shares will not prevent the election of directors other than those to be elected by such preference shares, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by such preference shares, voting as a class.

        During any period in which the holders of such preference shares have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled by vote of a majority of our board of directors pursuant to the bye-laws. During such period, the directors so elected by the holders of such preference shares will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of such preference shares to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of such preference shares to vote as a class for directors as provided herein, the term of office of the directors then in office so elected by the holders of such preference shares will terminate.

        The rights attached to any class of preference shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class held in accordance with Section 47(7) of the Companies Act. The rights conferred upon the holders of the shares of any class issued with preference or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or having different restrictions. Further, the rights attaching to any shares shall be deemed not to be altered by the creation or issue of any share ranking in priority for payment of a dividend or in respect of capital or which confer on the holder thereof voting rights more favorable than those conferred by our common shares. In the event we were to merge into or amalgamate with another company, the approval of the holders of a majority of the preference shares would be required (voting as a separate class, if affected in a manner that would constitute a variation of the rights of such preference shares) in addition to approval of our common shareholders pursuant to the Companies Act. In addition, holders of preference shares would be entitled to vote at a court-ordered meeting in respect of a compromise or arrangement pursuant to section 99 of the Companies Act and their consent would be required with respect to the waiver of the requirement to appoint an auditor and to lay audited financial statements before a general meeting pursuant to section 88 of the Companies Act.

        On any item on which the holders of the preference shares are entitled to vote, such holders will be entitled to one vote for each preference share held.

Restrictions in Event of Default in Dividends on Preference Shares

        Unless we provide otherwise in a prospectus supplement, if at any time we have failed to pay dividends in full on the preference shares, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the preference shares outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time we have failed to pay in full amounts payable with respect to any obligations to redeem preference shares, thereafter and until such amounts shall have been paid in full or set apart in trust for payment:

  (1)
  we may not redeem less than all of the preference shares outstanding at such time unless we obtain the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preference shares given in person or by proxy, either in writing or by resolution adopted at a special general meeting called for the purpose, at which the holders of the preference shares shall vote separately as a class, regardless of class or series;

  (2)
  we may not purchase any preference shares except in accordance with a purchase offer made in writing to all holders of preference shares of all classes or series upon such terms as our board of directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; provided that (a) nothing will prevent us from completing the purchase or redemption of preference shares for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and

  (3)
  we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire any shares of any other class of our stock ranking junior to the preference shares as to dividends and upon liquidation.

Preemptive Rights

        No holder of preference shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series or to any security convertible into such shares.

Listing

        Our common shares are listed on the NYSE under the trading symbol "AXS."

Transfer Agent and Registrar

        The transfer agent and registrar for the common shares is The Bank of New York, whose principal executive office is located at One Wall Street, New York, NY 10286.

DESCRIPTION OF DEPOSITARY SHARES

        The following summarizes the material provisions of the deposit agreement and the depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us, and any deposit agreement relating to our common shares or a particular series of preference shares, which will be described in more detail in an applicable prospectus supplement, which will also include a discussion of material U.S. federal income tax considerations. A copy of the form of deposit agreement, including the form of depositary receipt, is filed as an exhibit to the registration statement of which this prospectus is a part.

General

        The common shares or preference shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable common shares or preference shares or fraction thereof represented by the depositary share, to all of the rights and preferences of the common shares or preference shares represented thereby (including any dividend, voting, redemption, conversion and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the common shares or preference shares in accordance with the terms of the offering.

        We may, at our option, elect to offer fractional shares of common shares or preference shares, rather than full common shares or preference shares. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a common share or share of a particular series of preference shares.

        Pending the preparation of definitive depositary receipts, the depositary may, upon our written order or the written order of any holder of deposited common shares or preference shares, execute and deliver temporary depositary receipts that are substantially identical to, and that entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

        The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited common shares or preference shares to the record holders of depositary shares relating to such common shares or preference shares, in proportion to the numbers of the depositary shares owned by such holders.

        In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

        Subject to Bermuda law, if common shares or preference shares represented by depositary shares are to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of common shares or of preference shares held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable redemption price per share payable in respect of the common shares or preference shares so redeemed. Whenever we redeem common shares or preference shares held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing the common shares or preference shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary.

Withdrawal of Shares

        Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related common shares or preference shares and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of the related common shares or preference shares on the basis set forth in the prospectus supplement for such depositary shares, but holders of such whole common shares or preference shares will not thereafter be entitled to deposit the common shares or preference shares under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole common shares or preference shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Common Shares or Preference Shares

        Upon receipt of notice of any meeting at which the holders of any deposited common shares or preference shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such common shares or preference shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the common shares or preference shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the common shares or preference shares represented by the holder's depositary shares.

        The depositary will attempt, insofar as practicable, to vote the amount of such common shares or preference shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting the common shares or preference shares to the extent it does not receive specific instructions from the holder of depositary shares representing the common shares or preference shares.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares representing the common shares or preference shares of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of the common shares or preference shares of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the common shares or preference shares of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement automatically terminates if:

  •
  all outstanding depositary shares have been redeemed;

  •
  each preference share has been converted into other preference shares or has been exchanged for debt securities; or

  •
  a final distribution in respect of the common shares or preference shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of AXIS Capital.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the common shares or preference shares and any redemption of such common shares or preference shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the deposited common shares or preference shares.

        Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and their obligations under the deposit agreement will be limited to performance in good faith of our and their duties under the deposit agreement and neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or common shares or preference shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES

Senior Debt Indenture and Subordinated Debt Indenture

        We may issue our debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. We will issue any senior debt securities pursuant to a senior debt indenture entered into between AXIS Capital and The Bank of New York, as trustee. We will issue any subordinated debt securities pursuant to a subordinated debt indenture entered into between AXIS Capital and The Bank of New York, as trustee. In addition, we will issue any junior subordinated debt securities to an AXIS Capital Trust in connection with the issuance of trust preferred securities and common securities by such AXIS Capital Trust. Such junior subordinated debt securities will be issued and governed under a separate junior subordinated indenture between us and The Bank of New York, as trustee. The subordinated debt indenture and the junior subordinated debt indenture are collectively referred to in this prospectus as the subordinated debt indentures.

        The senior debt indenture and the subordinated debt indentures are substantially the same except that (1) the senior debt indenture, unlike the subordinated debt indentures, restricts the ability of AXIS Capital to dispose of its restricted subsidiaries and to use the shares of its restricted subsidiaries to secure any of its indebtedness, unless it grants a similar security interest in these subsidiary shares to the holders of the debt securities issued pursuant to the senior debt indenture and (2) the subordinated debt indenture, unlike the senior debt indenture, provides for debt securities that are specifically made junior in right of payment to other specified indebtedness of AXIS Capital. Neither the senior debt indenture nor the subordinated debt indenture limit the aggregate principal amount of indebtedness that we may issue from time to time. We are, however, limited in the amount of indebtedness we may issue under our credit facility.

        Copies of the senior debt indenture, the subordinated debt indenture and the junior subordinated indenture are included as exhibits to the registration statement of which this prospectus is a part. The following description provides a general summary of the material terms and conditions of each of these indentures and the debt securities issued pursuant to these indentures.

        The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.

Senior and Subordinated Debt Securities

        The debt securities will be our unsecured senior or subordinated obligations. The term "senior" is generally used to describe debt obligations that entitle the holder to receive payment of principal and interest upon the happening of specified events prior to the holders of "subordinated" debt. Events that can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the senior debt indenture.

        We may issue the senior debt securities, pursuant to the senior debt indenture, in one or more series. All series of senior debt securities issued under the senior debt indenture will be equal in ranking. The senior debt securities also will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to our senior debt securities.

        AXIS Capital is a holding company with no direct operations. Our ability to meet any obligations with respect to the debt securities will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay us dividends.

        In the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to the secured indebtedness, the holders of our secured indebtedness would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under the senior debt indenture.

        Additionally, the senior indebtedness issued pursuant to the senior debt indenture will effectively be subordinated to any indebtedness of our subsidiaries. In the event of a bankruptcy, receivership, state-ordered rehabilitation, liquidation or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary's assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of any of our subsidiaries to satisfy claims of the subsidiary's policyholders and creditors might make it impossible for such subsidiary to pay dividends to us. This inability to pay dividends would further impair our ability to satisfy our obligations under the debt securities.

        The debt securities issued under the subordinated debt indentures will be subordinate in right of payment in respect of principal, any premium, interest and additional amounts owing under the subordinated debt securities to all our senior indebtedness of AXIS Capital in the manner described below under the caption "Subordination under the Subordinated Debt Indentures."

Prospectus Supplements

        A prospectus supplement will describe the terms of each series of debt securities we offer, including, to the extent applicable:

  •
  whether the securities are senior or subordinated, the specific designation of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, the purchase price for the debt securities and the denominations of the debt securities;

  •
  the currency or currencies in which the debt securities will be denominated and in which principal, any premium, any interest and additional amounts will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

  •
  the date or dates upon which the debt securities are payable;

  •
  the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable and the dates on which interest will be payable;

  •
  the place or places where the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable;

  •
  any mandatory or optional redemption, repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

  •
  whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, the holder of a bearer debt security can transfer ownership merely by transferring possession of the security;

  •
  any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium or interest on or additional amounts with respect to bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder of debt securities will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

  •
  whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under the heading "Global Debt Securities;"

  •
  any proposed listing of the debt securities on a securities exchange;

  •
  any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indentures, by depositing money or U.S. government obligations with the trustee of the indentures;

  •
  the names of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

  •
  any right we may have to defer payments of interest on the debt securities;

  •
  any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms that may be required by or advisable under applicable laws or regulations; and

  •
  if necessary, a discussion of material U.S. federal income tax considerations and Bermuda tax considerations.

        Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

        Debt securities may bear interest at a fixed rate or a floating rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special United States federal income tax considerations applicable to these discounted debt securities.

        We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Global Debt Securities

        We may issue registered debt securities in global form. This means that one "global" debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

        We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the "beneficial" owner of that interest. A "beneficial" owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the "beneficial interest." We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

        The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

  •
  by the depositary for the registered global security to a nominee of the depositary;

  •
  by a nominee of the depositary to the depositary or to another nominee of the depositary; or

  •
  by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

        These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

        We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

        Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant's account on the depositary's book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

        Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

        As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

  •
  be entitled to have the debt securities represented by the registered global security registered in their own names;

  •
  receive or be entitled to receive physical delivery of the debt securities in definitive form; and

  •
  be considered the owners or holders of the debt securities under the applicable indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

        We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal, any premium or interest on or additional amounts with respect to a registered global security to the depositary or its nominee. None of AXIS Capital, the indenture trustee or any other agent of AXIS Capital or of the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium, interest or additional amounts with respect to the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

        We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

        We will issue our debt securities in definitive form in exchange for a registered global security if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

        We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the indenture trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

        We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.

Covenants Applicable to the Debt Securities

        Limitations on Liens.    Under the senior debt indenture, so long as any debt securities are outstanding, neither we nor any of our restricted subsidiaries may use any voting stock of a restricted subsidiary as security for any of our debt or other obligations unless any debt securities issued under the senior debt indenture are secured to the same extent as that debt or other obligation. This restriction does not apply to liens existing at the time a corporation becomes our restricted subsidiary or any renewal or extension of existing liens and does not apply to shares of subsidiaries that are not "restricted subsidiaries."

        The senior debt indenture defines "restricted subsidiaries" as (1) AXIS Specialty, AXIS Reinsurance, AXIS Barbados and AXIS Ireland Holdings, so long as they remain our subsidiaries; (2) any other present or future subsidiary of AXIS Capital, the consolidated total assets of which constitute at least 20% of our total consolidated assets; and (3) any successor to any such subsidiary.

        Consolidation, Merger, Amalgamation and Sale of Assets.    The indentures provide that we will not (1) consolidate with or merge or amalgamate into a third party, (2) sell, other than for cash, all or substantially all of our assets to any third party or (3) purchase all or substantially all of the assets of any third party, unless

  •
  we are the continuing entity in the transaction or, if not, the successor entity expressly assumes our obligations on the securities and under the indentures;

  •
  following the completion of the transaction, we or the successor entity in the transaction would be in compliance with the covenants and conditions contained in the indentures; and

  •
  a specified officers' certificate and an opinion of counsel are delivered to the trustee, each stating that such transaction and any supplemental indenture pertaining thereto comply with the provisions of the indentures relating to supplemental indentures and consolidation, merger, amalgamation, sale or conveyance.

        In the context of a consolidation, merger or amalgamation or sale or purchase of assets, the successor entity is the entity that assumes or otherwise becomes obligated for the rights and obligations of the other party or parties to the transaction. In addition, in a consolidation, merger, amalgamation or sale of assets where we are not the surviving entity, the successor entity shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Bermuda, the Cayman Islands, Barbados or any country or state that is a member of the Organization for Economic Cooperation and Development.

        The limitations on the transactions described above do not apply to a recapitalization, change of control or highly leveraged transaction unless the transaction involves a consolidation, merger or amalgamation into a third party, or a sale, other than for cash to a third party of all or substantially all of our assets, or a purchase by us of all or substantially all of the assets of a third party. In addition, the indentures do not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price or otherwise protect debt security holders in the event of any recapitalization, change of control or highly leveraged transaction.

        Restrictions on Dispositions.    The senior debt indenture provides that, except in a transaction otherwise governed by such indentures, neither we nor any of our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a restricted subsidiary so long as any of the debt securities remain outstanding. However, exceptions to this restriction include situations where:

  •
  the action must be taken to comply with the order of a court or regulatory authority, unless the order was requested by us or one of our restricted subsidiaries;

  •
  we dispose of all of the voting stock of a restricted subsidiary owned by us or by a restricted subsidiary for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors;

  •
  the issuance, sale, assignment, transfer or other disposition is made to us or another restricted subsidiary;

  •
  any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction; or

  •
  after completion of a sale or other disposition of the stock of a restricted subsidiary, we and our restricted subsidiaries would own 80% or more of the voting stock of the restricted subsidiary and the consideration received for the disposed stock is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors.

        The senior debt indenture does not restrict the transfer of assets from a restricted subsidiary to any other person, including us or another of our subsidiaries.

Events Of Default

        Unless we provide other or substitute Events of Default in a prospectus supplement, the following events will constitute an event of default under the applicable indenture with respect to a series of debt securities:

  •
  a default in payment of principal or any premium or any additional amounts when due; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

  •
  a default for 30 days in payment of any interest; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

  •
  a default in payment of any sinking fund installment when due;

  •
  a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

  •
  events of bankruptcy, insolvency or reorganization; or

  •
  a continuing default, for more than 30 days after we receive notice of the default, under any other indenture, mortgage, bond, debenture, note or other instrument, under which we or our restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $100,000,000, if the default has resulted in the acceleration of that indebtedness, and such acceleration has not been waived or cured.

        The indentures provide that, under limited conditions specified in the indentures, where an event of default occurs and is continuing, either the trustee or the holders of not less than 33% in principal amount of each affected series of debt securities issued under the relevant indenture, treated as one class, may declare the principal and accrued interest of all the affected debt securities to be due and payable immediately. A similar right exists for the trustee and the holders of not less than 33% of all outstanding debt securities issued under an indenture, in the event of a default in the performance of any covenants or agreements applicable to all outstanding debt securities.

        Upon conditions specified in the indentures, however, the holders of a majority in principal amount of the affected outstanding series of debt securities, or of all the debt securities as the case may be, may waive past defaults under the indentures. Such a waiver may not occur where there is a continuing default in payment of principal, any premium or interest on the affected debt securities.

        The indentures entitle the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. The right of the trustee to indemnity or security is subject to the trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

        Subject to the right of the trustee to indemnification as described above and except as otherwise described in the indentures, the indentures provide that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indentures or for any remedy available to the trustee.

        The indentures provide that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest or any additional amounts, unless:

  •
  such holder previously gave written notice of the continuing default to the trustee;

  •
  the holders of at least 33% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

  •
  the trustee did not institute the action within 60 days of the request; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

        The indentures provide that we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

Discharge, Defeasance and Covenant Defeasance

        If indicated in the applicable prospectus supplement, we can discharge and defease our obligations under the applicable indenture and debt securities as set forth below and as provided in the indentures. For purposes of the indentures, obligations with respect to debt securities are discharged and defeased when, through the fulfillment of the conditions summarized below, we are released and discharged from performing any further obligations under the relevant indenture with respect to the debt securities. Covenant defeasance occurs when we are released from performing any further obligations under specific covenants in the relevant indenture relating to the debt securities.

        If provided for in the prospectus supplement, we may elect to be discharged from any and all future obligations with respect to debt securities of a particular series or debt securities within a particular series if the debt securities that remain outstanding (1) have been delivered to the trustee for cancellation, (2) have either become due and payable or are by their terms due and payable within one year or (3) are scheduled for redemption within one year. We may make such discharge by irrevocably depositing cash with the trustee in an amount sufficient to pay in full the principal, any premium, interest and additional amounts on the relevant debt securities when due.

        If provided for in the prospectus supplement, we may elect to defease and be discharged from all of our obligations contained in the indentures or from specific obligations under the covenants contained in the indentures with respect to any debt securities of or within a series. We may make this defeasance election by irrevocably depositing cash or U.S. government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium, interest and additional amounts on the relevant debt securities when due.

        As a condition to any such defeasance or covenant defeasance, we must provide the trustee an opinion of counsel to the effect that the holders of the affected debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be taxed by the U.S. federal government on the same amounts, in the same manner, and at the same times as if the defeasance had not occurred. This opinion of counsel, in the case of defeasance of all obligations with respect to any debt securities, must refer to and be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the relevant indenture.

        We may exercise our defeasance option notwithstanding any prior covenant defeasance upon the affected debt securities. If we exercise our defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants which have been defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Indentures

        The indentures provide that we and the trustee may enter into supplemental indentures without the consent of the holders of outstanding debt securities to:

  •
  secure any debt securities;

  •
  evidence a successor person's assumption of our obligations under the indentures and the debt securities;

  •
  add covenants that protect holders of debt securities;

  •
  cure any ambiguity, mistake or inconsistency in the indenture, provided that such correction does not materially adversely affect the holders of the affected debt securities;

  •
  establish forms or terms for debt securities of any series;

  •
  evidence a successor trustee's acceptance of appointment; and

  •
  make any other changes that do not materially adversely affect the holders of the affected debt securities.

        The indentures also permit us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the relevant indenture, voting as one class, to change, in any manner, the relevant indenture and the rights of the holders of debt securities issued under that indenture. However, the consent of each holder of an affected debt security is required for changes that:

  •
  extend the stated maturity of, or reduce the principal of, any debt security;

  •
  reduce the rate or extend the time of payment of interest;

  •
  reduce any amount payable upon redemption;

  •
  change the currency in which the principal, any premium, interest or any additional amount is payable;

  •
  reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  •
  reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.

        The subordinated debt indentures may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Payment of Additional Amounts

        Unless otherwise described in a prospectus supplement, we will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (1) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (2) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to the limitations and exceptions described below, pay to the holder of any debt securities such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security or in the indenture to be then due and payable.

        We will not be required to pay any additional amounts for or on account of:

(1)
any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented, where presentation is required, such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented, where presentation is required, such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)
any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)
any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(4)
any withholding or deduction required to be made pursuant to EU Council Directive 2003/48/EC of 3 June 2003 on the taxation of savings income in the form of interest payments (the "EU Directive"), or any law implementing or complying with, or introduced in order to conform to such EU Directive; or

(5)
any combination of items (1), (2), (3) and (4).

        In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner, settlor, member or beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

Redemption for Tax Purposes

        Unless otherwise described in a prospectus supplement, we may redeem the debt securities at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, at any time we receive an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any taxing jurisdiction (or of any political subdivision or taxation authority affecting taxation) or any change in the application or official interpretation of such laws, regulations or rulings, (2) any action taken by a taxing authority of Bermuda or any taxing jurisdiction (or any political subdivision or taxing authority affecting taxation) which action is generally applied or is taken with respect to us, (3) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to us, there is a substantial probability that we will be required as of the next interest payment date to pay additional amounts with respect to the debt securities as provided in "Payment of Additional Amounts" above and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the debt securities under this provision, we will give written notice of such election to the trustee and the holders of the debt securities. Interest on the debt securities will cease to accrue unless we default in the payment of the redemption price.

Subordination Under the Subordinated Debt Indentures

        The subordinated debt indentures provide that payment of the principal, any premium and interest and additional amounts on debt securities issued under the subordinated debt indentures will be subordinate and junior in right of payment, to the extent and in the manner set forth in that indenture, to all our senior indebtedness. The subordinated debt indentures define senior indebtedness as the principal, any premium and interest and additional amounts on all our indebtedness, whether incurred prior to or after the date of the indenture:

  •
  for money borrowed by us;

  •
  for obligations of others that we directly or indirectly either assume or guarantee;

  •
  in respect of letters of credit and acceptances issued or made by banks in favor of us; or

  •
  issued or assumed as all or part of the consideration for the acquisition of property, however acquired, or indebtedness secured by property included in our property, plant and equipment accounts at the time of acquisition, if we are directly liable for the payment of such debt.

        Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, the indebtedness listed above.

        Senior indebtedness does not include:

  •
  any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the subordinated debt securities; or

  •
  any of our indebtedness to one of our subsidiaries.

        The subordinated debt indentures do not limit the amount of senior indebtedness that we can incur.

        The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any subordinated debt securities receive any payment on account of such subordinated debt securities, in the event:

  •
  of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings in respect of us or our property; or

  •
  that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding in respect of us or our property.

        We may not make any payment of the principal or interest on the subordinated debt securities during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.

Conversion Rights

        If applicable, the terms of debt securities of any series that are convertible into or exchangeable for our common shares or our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option. These terms may include provisions pursuant to which the number of shares of our common shares or our other securities to be received by the holders of debt securities would be subject to adjustment. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and bye-laws.

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

The Indenture Trustees

        The Bank of New York will act as trustee under the senior debt indenture and the subordinated debt indentures and as administrative and Delaware trustee under the declarations. The Bank of New York acts as the transfer agent for our common shares and is a lender under our credit facility.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common shares, preference shares and debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered.

Debt Warrants

        The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

  •
  the title of the warrants;

  •
  the aggregate number of warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

  •
  the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

  •
  the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the securities purchasable upon exercise of the warrants will be payable;

  •
  the date, if any, on and after which the warrants and the related securities will be separately transferable;

  •
  the maximum or minimum number of the warrants which may be exercised at any time;

  •
  any other specific terms of the warrants; and

  •
  if necessary, a discussion of U.S. federal income tax considerations and material Bermuda tax considerations.

        Certificates representing warrants will be exchangeable for new certificates representing warrants of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities issuable upon exercise and will not be entitled to payment of dividends on common shares or principal of or any premium or interest on debt securities issuable upon exercise.

Exercise of Warrants

        Each warrant will entitle the holder to purchase for cash a number of common shares or preference shares or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES

Trust Preferred Securities

        Each declaration will authorize the trustees of each AXIS Capital Trust to issue on behalf of the AXIS Capital Trust one series of trust preferred securities and one series of trust common securities. We collectively refer to the trust preferred securities and the trust common securities as the trust securities. The trust preferred securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the trust common securities will be issued directly or indirectly to us.

        The trust preferred securities will have the terms, including dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable declaration or made part of the declaration by the Trust Indenture Act.

        A prospectus supplement will describe the terms of the trust preferred securities offered by each AXIS Capital Trust, including, to the extent applicable:

  •
  the number of trust preferred securities issued by the AXIS Capital Trust and the distinctive designation thereof;

  •
  the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the AXIS Capital Trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

  •
  whether distributions on trust preferred securities issued by the AXIS Capital Trust will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by the AXIS Capital Trust will be cumulative;

  •
  the amount or amounts that will be paid out of the assets of the AXIS Capital Trust to the trust preferred securities holders upon voluntary or involuntary dissolution, winding-up or termination of the AXIS Capital Trust;

  •
  the terms and conditions, if any, under which trust preferred securities may be converted into share capital, including the conversion price per share and the circumstances, if any, under which the conversion right will expire;

  •
  the terms and conditions, if any, upon which the related series of our debt securities may be distributed to trust preferred securities holders;

  •
  the obligation, if any, of the AXIS Capital Trust to purchase or redeem trust preferred securities issued by the AXIS Capital Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities issued by the AXIS Capital Trust will be purchased or redeemed, in whole or in part, pursuant to the obligation;

  •
  the voting rights, if any, of trust preferred securities issued by the AXIS Capital Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the trust preferred securities holders, as a condition to specified action or amendments to the applicable declaration;

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the AXIS Capital Trust that are consistent with the applicable declaration or applicable law; and

  •
  if necessary, a discussion of material U.S. federal income tax consideration and Bermuda tax considerations.

        Pursuant to the declaration, the institutional trustee will own our debt securities purchased by the applicable AXIS Capital Trust for the benefit of the trust preferred securities holders and the trust common securities holders. The payment of dividends out of money held by the applicable AXIS Capital Trust, and payments upon redemption of trust preferred securities or liquidation of any AXIS Capital Trust, will be guaranteed by us to the extent described below under "—Trust Guarantees."

        In connection with the issuance of trust preferred securities, each AXIS Capital Trust will also issue one series of trust common securities. Each declaration will authorize the Administrative Trustees of an AXIS Capital Trust to issue on behalf of the AXIS Capital Trust one series of trust common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights and restrictions, described in the applicable declaration. Except as otherwise provided in the applicable prospectus supplement, the terms of the trust common securities issued by the AXIS Capital Trust will be substantially identical to the terms of the trust preferred securities issued by the AXIS Capital Trust, and the trust common securities will rank on equal terms with, and payments will be made on a ratable basis with, the trust preferred securities. However, upon an event of default under the applicable declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the trust preferred securities holders. Except in limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the trust common securities of each AXIS Capital Trust will be directly or indirectly owned by us.

        The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the common course of business, with the Institutional Trustee.

        Events of Default; Notice.    The following will be events of default under the applicable restated trust agreement:

  •
  an event of default under the junior subordinated indenture occurs with respect to any series of related junior subordinated debt securities; or

  •
  any other event of default specified in the applicable prospectus supplement occurs.

        The institutional trustee shall, within 90 days after the occurrence of an event of default, transmit by mail, first class postage prepaid, to the holders of the trust preferred securities, notices of (1) all defaults with respect to the securities known to the institutional trustee, unless such defaults have been cured before the giving of such notice and (2) any notice of default received from the institutional trustee with respect to the related junior subordinated debt securities, which notice from the institutional trustee to the holders shall state that an event of default under the indenture also constitutes an event of default with respect to the trust preferred securities; provided that, except for a default in the payment of principal of (or premium, if any) or interest on any of the related junior subordinated debt securities or in the payment of any sinking fund installment established for the junior subordinated debt securities, the institutional trustee shall be protected in withholding such notice if and so long as the institutional trustee in good faith determines that the withholding of such notice is in the interests of the holders of the trust preferred securities.

        Voting Rights.    Except as provided below and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities will have no preemptive or similar rights.

        Modification of the Declaration.    We are restricted in our ability to modify the declaration. No amendment to the declaration may be made and any such purported amendment will be void:

  •
  unless, in the case of any proposed amendment, the institutional trustee shall have first received an officers' certificate from each of the trust and the sponsor that such amendment is permitted by, and conforms to, the terms of the declaration (including the terms of securities issued thereunder); or

  •
  unless, in the case of any proposed amendment which affects the rights, powers, duties, obligations or immunities of the institutional trustee, the institutional trustee shall have first received:

  •
  an officers' certificate from each of the trust and the sponsor that such amendment is permitted by, and conforms to, the terms of this declaration (including the terms of securities issued thereunder); and

  •
  an opinion of counsel (who may be counsel to the sponsor or the trust) that such amendment is permitted by, and conforms to, the terms of declaration (including the terms of securities issued thereunder).

Notwithstanding the foregoing, no amendment to the declaration may be made to the extent the result of such amendment would be to:

  •
  cause the trust to fail to continue to be classified for purposes of United States federal income taxation as a grantor trust;

  •
  reduce or otherwise adversely affect the powers of the institutional trustee in contravention of the Trust Indenture Act; or

  •
  cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act.

        At such time after the trust has issued any securities that remain outstanding, any amendment that would adversely affect the rights, privileges or preferences of any holder of securities issued under the declaration may be effected only with such additional requirements as may be set forth in the terms of such securities.

        The sections of the declaration governing the registration and transfer of securities issued under the trust by the regular trustees and modifications of the declaration shall not be amended without the consent of all of the holders of the securities issued under the declaration.

        The provisions of the declaration governing the sponsor's purchase of trust common securities and the responsibilities of the sponsor under the declaration shall not be amended without the consent of the holders of a majority in liquidation preference of the trust common securities.

        The rights of the holders of the trust common securities under the declaration to increase or decrease the number of and appoint and remove trustees shall not be amended without the consent of the holders of a majority in liquidation preference of the trust common securities.

        The declaration may be amended without the consent of the holders of the securities issued under the declaration to:

  •
  cure any ambiguity;

  •
  correct or supplement any provision in the declaration that may be defective or inconsistent with any other provision of this declaration;

  •
  add to the covenants, restrictions or obligations of the sponsor;

  •
  conform to any change in Rule 3a-5 under the Investment Company Act or written change in interpretation or application of Rule 3a-5 by any legislative body, court, government agency or regulatory authority which amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of securities issued under the declaration; and

  •
  cause the trust to continue to be classified for United States federal income tax purposes as a grantor trust.

        Mergers, Consolidations, Amalgamations or Replacements of the AXIS Capital Trusts. An AXIS Capital Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity or person, except as described below. An AXIS Capital Trust may, with the consent of the administrative trustees or, if there are more than two, a majority of the administrative trustees and without the consent of the holders of the securities, the Delaware trustee or the institutional trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State or the District of Columbia, provided that:

  •
  such successor entity either:

  •
  expressly assumes all of the obligations of the AXIS Capital Trust with respect to the common and preferred securities; or

  •
  substitutes for the common and preferred securities other securities having substantially the same terms as the preferred securities so as long as such successor securities rank the same as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we expressly appoint a trustee of such successor entity that possesses the same powers and duties as the institutional trustee in its capacity as the holder of the debentures;

  •
  the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with any other organization on which the preferred securities are then listed or quoted;

  •
  such merger, consolidation, amalgamation or replacement does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

  •
  such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of such holders' interests in the new entity as a result of such merger, consolidation, amalgamation or replacement);

  •
  such successor entity has a purpose substantially identical to that of the AXIS Capital Trust;

  •
  prior to such merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel (reasonably acceptable to the institutional trustee) to the AXIS Capital Trust experienced in such matters to the effect that:

  •
  following such merger, consolidation, amalgamation or replacement, the AXIS Capital Trust or the successor entity, as the case may be, will be treated as a grantor trust for United States federal income tax purposes;

  •
  following such merger, consolidation, amalgamation or replacement, neither the AXIS Capital Trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

  •
  such merger, consolidation, amalgamation or replacement will not materially adversely affect the rights, preferences and privileges of the holders of the common and preferred securities (including any successor securities) (other than with respect to any dilution of such holders' interests in the new entity as a result of such merger, consolidation, amalgamation or replacement); and

  •
  we will provide a guarantee to the holders of the successor securities with respect to the successor entity having substantially the same terms as the preferred securities guarantee.

        Notwithstanding the foregoing, an AXIS Capital Trust shall not, except with the consent of holders of 100% in liquidation preference of the common securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause such AXIS Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

        Enforcement of Certain Rights by Holders of Preferred Securities.    If an event of default occurs, and is continuing, under the declaration of any AXIS Capital Trust, the holders of the preferred securities of that trust would typically rely on the institutional trustee to enforce its rights as a holder of the related debt securities against us. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee; or

  •
  direct the exercise of any trust or power conferred upon the institutional trustee under the declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of our debt securities.

        If the institutional trustee fails to enforce its rights under the applicable series of debt securities, a holder of trust preferred securities of such trust may, after a period of 30 days has elapsed from such holder's written request to the institutional trustee to enforce such rights, institute a legal proceeding directly against us to enforce the institutional trustee's rights under the applicable series of debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

        Notwithstanding the foregoing, if an event of default occurs and the event is attributable to our failure to make any payment on the debt securities when due, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment.

        Merger or Consolidation of Trustees.    Any corporation into which the institutional trustee or the Delaware trustee, as the case may be, may be merged or converted or with which either may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the institutional trustee or the Delaware trustee, as the case may be, shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the institutional trustee or the Delaware trustee, as the case may be, shall be the successor of the institutional trustee or the Delaware trustee, as the case may be, under each restated trust agreement, provided such corporation shall be otherwise qualified and eligible.

        Governing Law.    Each restated trust agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

Trust Guarantees

        Below is a summary of information concerning the trust guarantees that will be executed and delivered by us, at various times, for the benefit of the trust preferred securities holders. The applicable prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. This summary does not describe all exceptions and qualifications contained in the indenture or all of the terms of the trust guarantees. You should read the trust guarantees for provisions that may be important to you. Copies of the trust guarantees are included as exhibits to the registration statement of which this prospectus is a part.

        General.    We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust preferred securities holders of each AXIS Capital Trust, the trust guarantee payments defined below, except to the extent paid by the AXIS Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the AXIS Capital Trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust preferred securities holders or by causing the applicable AXIS Capital Trust to pay the required amounts to the holders.

        The following payments regarding the trust preferred securities, which we refer to as the trust guarantee payments, to the extent not paid by the applicable AXIS Capital Trust, will be subject to the trust guarantees, without duplication:

  •
  any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the AXIS Capital Trust will have funds legally available;

  •
  the redemption price, including all accrued and unpaid distributions, to the extent the AXIS Capital Trust will have funds legally available, regarding any trust preferred securities called for redemption by the AXIS Capital Trust; and

  •
  upon a liquidation of the AXIS Capital Trust, other than in connection with the distribution of our debt securities to the trust preferred securities holders or the redemption of all of the trust preferred securities issued by the AXIS Capital Trust, the lesser of:

  •
  the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the AXIS Capital Trust will have funds legally available; and

  •
  the amount of assets of the AXIS Capital Trust remaining available for distribution to the holders of the AXIS Capital Trust's trust preferred securities in liquidation of the AXIS Capital Trust.

        Covenants of AXIS Capital.    In each trust guarantee, we will covenant that, so long as any trust preferred securities issued by the AXIS Capital Trust remain outstanding, and if there will have occurred any event that would constitute an event of default under the trust guarantee or the declaration, we will not do any of the following:

  •
  declare or pay any dividend on, make any distributions regarding, or redeem, purchase or acquire or make a liquidation payment regarding, any of our share capital;

  •
  make any payment of the principal of and any premium and interest on or repay, purchase or redeem any debt securities issued by us that rank pari passu or junior to the debt securities owned by the AXIS Capital Trust; and

  •
  make any guarantee payments regarding the trust preferred securities, other than pursuant to the trust guarantees.

        However, even during such circumstances, we may:

  •
  purchase or acquire our share capital in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

  •
  reclassify our share capital or exchange or convert one class or series of our share capital for another class or series of our share capital;

  •
  purchase fractional interests in our share capital pursuant to the conversion or exchange provisions of such share capital or the security being converted or exchanged;

  •
  declare dividends or distributions in our share capital, including share dividends paid by us which consist of the shares of the same class as that on which any dividend is being paid;

  •
  redeem or purchase any rights pursuant to a rights agreement; and

  •
  make payments under the trust guarantee related to the trust preferred securities.

        Amendment and Assignment.    Except regarding any changes which do not adversely affect the rights of trust preferred securities holders of any AXIS Capital Trust, in which case no vote will be required, the trust guarantees regarding the trust preferred securities may be amended only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities. The manner of obtaining the approval of trust preferred securities holders will be as described in the applicable prospectus supplement. All guarantees and agreements contained in the trust guarantees will bind our successors, assigns, receivers, trustees and representatives and for the benefit of the holders of the outstanding trust preferred securities.

        Termination of the Trust Guarantees.    Each trust guarantee will end as to the trust preferred securities issued by the AXIS Capital Trust upon any of the following:

  •
  full payment of the redemption price of all trust preferred securities;

  •
  distribution of our debt securities held by the AXIS Capital Trust to the trust preferred securities holders; or

  •
  full payment of the amounts payable in accordance with the declaration upon liquidation of the AXIS Capital Trust.

        Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable AXIS Capital Trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

        Each trust guarantee represents a guarantee of payment and not of collection. Each trust guarantee will be deposited with the Institutional Trustee to be held for the benefit of the trust preferred securities of the applicable AXIS Capital Trust. The Institutional Trustee will have the right to enforce the trust guarantees on behalf of the trust preferred securities holders of the applicable AXIS Capital Trust. The holders of not less than a majority in aggregate liquidation preference of the trust preferred securities of the applicable AXIS Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the applicable trust guarantee, including the giving of directions to the Institutional Trustee.

        If the Institutional Trustee fails to enforce a trust guarantee as provided above, any holder of trust preferred securities of the applicable AXIS Capital Trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee, without first instituting a legal proceeding against the applicable AXIS Capital Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the AXIS Capital Trust, and by complete performance of all obligations under the trust guarantee.

        Governing Law.    Each trust guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Expenses of the AXIS Capital Trusts

        Subject to Bermuda law, we will agree to pay all of the costs, expenses or liabilities of the AXIS Capital Trusts, other than obligations of the AXIS Capital Trusts to pay to the holders of any trust preferred securities or trust common securities the amounts due pursuant to the terms of the trust preferred securities or trust common securities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common shares, preference shares or depository shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common shares, preference shares or depositary shares. The price per share of our common shares, preference shares or depository shares and number of shares of our common shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (1) a stock purchase contract; (2) warrants and/or (3) debt securities, trust preferred securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common shares), that would secure the holders' obligations to purchase or to sell, as the case may be, common shares, preference shares or depository shares under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit.

SELLING SHAREHOLDERS

        The following table sets forth information as of September 30, 2004 regarding beneficial ownership of common shares by each selling shareholder that may offer common shares pursuant to this registration statement. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders' interest.

	Number of Common Shares Covered by this Prospectus(1)	Beneficial Ownership of Selling Shareholders Prior to the Offering		Beneficial Ownership of Selling Shareholders After the Offering(1)
Selling Shareholder
		Number	Percent(2)	Number	Percent
Trident II, L.P(3)(4)	13,706,675	30,624,987	17.8%	—	—
Marsh & McLennan Capital Professional Fund, L.P.(3)(5)	383,736	857,000	*	—	—
Marsh & McLennan Employees' Securities Company, L.P.(3)(6)	385,858	862,386	*	—	—
MMC Capital, Inc.(3)	11,792	11,792	*	—	—
Marsh & McLennan Risk Capital Holdings, Ltd(3).	7,404,827	7,404,827	4.8%	—	—
J.P. Morgan Partners (BHCA), L.P.(7)	6,159,621	6,159,621	4.0%	—	—
J.P. Morgan Partners Global Investors (Cayman) III, L.P.(7)	563,192	563,192	*	—	—
J.P. Morgan Partners Global Investors (Cayman) IV, L.P(7)	417,789	417,789	*	—	—
J.P. Morgan Partners Global Investors (Cayman), L.P.(7)	495,407	495,407	*	—	—
J.P. Morgan Corsair II Offshore Capital Partners, L.P.(7)	2,897,913	2,897,913	1.9%	—	—
J.P. Morgan Capital, L.P.(7)	865,611	865,611	*	—	—
J.P. Morgan Partners Global Investors, L.P.(7)	29,580	29,580	*	—	—
J.P. Morgan Partners Global Investors A, L.P.(7)	98,562	98,562	*	—	—
J.P. Morgan Partners Global Investors (Cayman) II, L.P.(7)	55,211	55,211	*	—	—
Blackstone FI Offshore Capital Partners (Cayman) L.P.(8)	1,821,859	1,821,859	1.2%	—	—
Blackstone FI Capital Partners (Cayman) L.P.(8)	9,352,918	9,352,918	6.0%	—	—
Blackstone Family Investment Partnership (Cayman) III L.P.(8)	405,300	405,300	*	—	—
DLJMB Overseas Partners III, C.V.(9)	8,753,696	8,753,696	5.7%	—	—
DLJ Offshore Partners III, C.V.(9)	612,452	612,452	*	—	—
DLJ Offshore Partners III-1, C.V.(9)	157,981	157,981	*	—	—
DLJ Offshore Partners III-2, C.V.(9)	112,533	112,533	*	—	—

DLJ MB Partners III GmbH & CO.KG(9)	74,666	74,666	*	—	—
MBP III Plan Investors, L.P.(9)	1,853,932	1,853,932	1.2%	—	—
Millennium Partners II, L.P.(9)	14,826	14,826	*	—	—
Thomas H. Lee (Alternative) Fund V, L.P.(10)	8,923,805	8,923,805	5.8%	—	—
Thomas H. Lee (Alternative) Parallel Fund V, L.P.(10)	2,315,368	2,315,368	1.5%	—	—
Thomas H. Lee (Alternative) Cayman Fund V, L.P.(10)	122,966	122,966	*	—	—
Thomas H. Lee Investors Limited Partnership(10)	17,629	17,629	*	—	—
U.S. Bank, N.A. (successor to State Street Bank and Trust Company), not personally, but solely as Trustee under the 1997 Thomas H. Lee Nominee Trust(10)	17,160	17,160	*	—	—
Putnam Investment Holdings, LLC(3)(10)	69,716	69,716	*	—	—
Putnam Investments Employees' Securities Company I LLC(3)(10)	59,928	59,928	*	—	—
Putnam Investments Employees' Securities Company II LLC(3)(10)	53,508	53,508	*	—	—

*
Less than 1%

(1)
Each of the selling shareholders may offer up to the number of common shares listed in the first column of this table. The selling shareholders may elect to sell all or part of their common shares in the event that we commit to an underwritten public offering of our common shares. In addition, the selling shareholders may sell all or part of their common shares in an offering in which we do not participate. The decision by any of the selling shareholders to sell any of their respective common shares in an offering will depend upon the market price of our common shares at that time and other factors deemed relevant by such selling shareholder.

(2)
The bye-laws of AXIS Capital provide that any shareholder owning, directly, indirectly or in the case of U.S. Person, by attribution, more than 9.5% of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than 9.5% of the total voting rights. See "Description of Share Capital—Voting Rights."

(3)
The sole general partner of Trident II, L.P. is Trident Capital II, L.P. The manager of Trident II, L.P. is MMC Capital, Inc., a wholly owned subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd. Marsh & McLennan Risk Capital Holdings, Ltd. is a wholly owned, indirect subsidiary of Marsh & McLennan Companies, Inc. The general partners of Trident Capital II, L.P. are Marsh & McLennan GP I, Inc., a wholly owned subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd., and two single member limited liability companies that are owned by individuals who are senior executive officers of Marsh & McLennan Companies, Inc. Putnam Investments Holdings, LLC is a subsidiary of Marsh & McLennan Companies and is the managing member of Putnam Investments Employees' Securities Co. I LLC and Putnam Investments

  Employees' Securities Co. II LLC. Mr. Charles A. Davis has served as a director since our inception. Mr. Davis is also Chairman and Chief Executive Officer of MMC Capital, Inc. and a Vice Chairman and director of Marsh & McLennan Companies, Inc.

(4)
Includes 16,918,312 common shares issuable upon exercise of warrants of the Company.

(5)
Includes 473,264 common shares issuable upon exercise of warrants of the Company.

(6)
Includes 476,528 common shares issuable upon exercise of warrants of the Company.

(7)
The general partner of J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA") is JPMP Master Fund Manager, L.P., the general partner of which is JPMP Capital Corp. JPMP Capital Corp., a wholly owned subsidiary of J.P. Morgan Chase & Co., is the general partner of JPMP Global Investors, L.P., which is the general partner of each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P. and J.P. Morgan Partners Global Investors (Cayman) IV, L.P. Mr. Jeffrey C. Walker has served as a director since our inception. Mr. Walker is also the Managing Partner of J.P. Morgan Partners, J.P. Morgan Chase & Co.'s global private equity group, and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co.

(8)
The sole general partner of Blackstone FI Capital Partners (Cayman) L.P. and Blackstone Family Investment Partnership (Cayman) III L.P. and the sole investment general partner of Blackstone FI Offshore Capital Partners L.P. is Blackstone Management Associates (Cayman) III L.P. Mr. Robert L. Friedman has served as a director since our inception. Mr. Friedman has been a Senior Managing Director of The Blackstone Group, L.P., and since February 2003, Mr. Friedman has been the Chief Administrative Officer of Chief Legal Officer of The Blackstone Group, L.P.

(9)
Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"). The entities to which this footnote relates are merchant banking funds advised by indirect subsidiaries of CSFB-USA. Mr. Andrew H. Rush was a director of ours until July 2004. Mr. Rush was a Managing Director of Credit Suisse First Boston and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P.

(10)
Mr. Scott A. Schoen has served as a director since our inception. Mr. Schoen is a Senior Managing Director of Thomas H. Lee Advisors, L.L.C., which is the general partner of Thomas H. Lee Partners, L.P.

MATERIAL TAX CONSIDERATIONS

        The following summary of our taxation and the taxation of an investment in our shares and debt securities is for general information only. This summary is based upon current law. Legislative, judicial or administrative changes, interpretations, clarifications or pronouncements may be forthcoming, and may apply on a retroactive basis, that could affect this summary. We cannot be certain if, when or in what form such guidance may be provided and whether such guidance will have a retroactive effect. This summary does not address the taxation of an investment in any securities other than our shares and debt securities. Additional information regarding the specific tax effect of each offering of securities will be set forth in the related prospectus supplement. The tax treatment of a holder of shares or debt securities, or of a person treated as a holder of shares or debt securities for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Prospective investors should carefully examine the related prospectus supplement and should consult their professional advisors concerning the possible tax consequences of an investment in the offered securities under the laws of their countries of citizenship, residence or domicile.

Taxation of AXIS Capital and Subsidiaries

  Bermuda

        Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by us. AXIS Capital and AXIS Specialty have each obtained from the Minister of Finance under the Exempted Undertaking Tax Protection Act 1966 of Bermuda, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to AXIS Capital or AXIS Specialty or to any of their respective operations, shares, debentures or other obligations, until March 28, 2016. AXIS Capital and AXIS Specialty could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 of Bermuda or otherwise payable in relation to any property leased to AXIS Capital or AXIS Specialty. AXIS Capital and AXIS Specialty each pay annual Bermuda government fees, and AXIS Specialty pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

  Ireland

        The directors of each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe intend to manage their affairs so that each of them is, and will continue to be, resident in Ireland for Irish tax purposes. Assuming that AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe are and will continue to be resident in Ireland for Irish tax purposes, such companies will be subject to Irish corporation tax on their worldwide income and capital gains.

        Income derived by AXIS Ireland Holdings, AXIS Re or AXIS Specialty Europe from any non-life insurance trade, any reinsurance trade or any Irish trade (i.e., a trade that is not carried on wholly outside of Ireland) will be subject to Irish corporation tax at the current rate of 12.5%. Other income (e.g., income from passive investments, income from some non-Irish trades and income from some dealings in land) will generally be subject to Irish corporation tax at the current rate of 25%. Published administrative statements of the Irish Revenue Commissioners suggest that investment income earned by AXIS Specialty Europe and AXIS Re will be taxed in Ireland at a rate of 12.5% provided that such investments either form part of the permanent capital required by regulatory authorities, or are otherwise integral to the insurance and reinsurance businesses carried on by those companies. Other investment income earned by AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will generally be taxed in Ireland at a rate of 25%. Capital gains realized by AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will generally be subject to Irish corporation tax at a rate of 20%.

        AXIS Ireland Holdings and AXIS Specialty Europe each carry on a trade in the United Kingdom through a branch. Profits realized by such companies from branch activities in the United Kingdom will be subject to Irish corporation tax at the rates specified above notwithstanding that such profits may also be subject to taxation in the United Kingdom. A credit against the Irish corporation tax liability is available for tax paid in the United Kingdom on such profits, subject to the maximum credit being equal to the Irish corporation tax payable on such profits.

        AXIS Re carries on a trade in Switzerland through a branch. Profits realized by AXIS Re from branch activities in Switzerland will be subject to Irish corporation tax at the rates specified above notwithstanding that such profits may also be subject to taxation in Switzerland. A credit against the Irish corporation tax liability is available for tax paid in Switzerland on such profits, subject to the maximum credit being equal to the Irish corporation tax payable on such profits.

        AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe are, as limited liability companies, also within the charge to Irish capital duty. Irish capital duty applies at the rate of 1% on the value received for share capital issued by such companies.

        As each of AXIS Re and AXIS Specialty Europe are Irish tax resident companies, distributions made by such companies to AXIS Ireland Holdings will not be taken into account in computing the taxable income of AXIS Ireland Holdings. Irish withholding tax will also not apply to distributions made by any of AXIS Re and AXIS Specialty Europe to AXIS Ireland Holdings. Provided that the common shares of AXIS Capital are substantially and regularly traded on the NYSE, Irish withholding tax will not apply to distributions paid by AXIS Ireland Holdings to AXIS Capital provided AXIS Capital has made an appropriate declaration, in prescribed form, to AXIS Ireland Holdings.

        None of AXIS Capital or its subsidiaries, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, will be resident in Ireland for Irish tax purposes unless the central management and control of such companies is, as a matter of fact, located in Ireland. See "Risk Factors—Risks Related to Taxation—We may be subject to Irish tax, which may have a material adverse effect on our results of operations."

        A company not resident in Ireland for Irish tax purposes can nevertheless be subject to Irish corporation tax if it carries on a trade through a branch or agency in Ireland or disposes of certain specified assets (e.g. Irish land, minerals or mineral rights, or shares deriving the greater part of their value from such assets). In such cases, the charge to Irish corporation tax is limited to trading income connected with the branch or agency, capital gains on the disposal of assets used in the branch or agency that are situated in Ireland at or before the time of disposal, and capital gains arising on the disposal of specified assets, with tax imposed at the rates discussed above.

  United Kingdom

        AXIS UK and AXIS UK Holdings are companies incorporated and managed in the United Kingdom and are, by virtue of their place of incorporation, resident in the United Kingdom and are subject to U.K. corporation tax on their worldwide profits (including revenue profits and capital gains). The maximum rate of United Kingdom corporation tax is currently 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by AXIS UK and AXIS UK Holdings.

        None of AXIS Capital or its subsidiaries, except for AXIS UK and AXIS UK Holdings, is incorporated in the United Kingdom. Accordingly, except for AXIS UK and AXIS UK Holdings, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of AXIS Capital and its subsidiaries, other than AXIS UK and AXIS UK Holdings, intend to manage their affairs so that none of AXIS Capital or its subsidiaries, other than AXIS UK and AXIS UK Holdings, is resident in the United Kingdom for tax purposes.

        A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and chargeable (i.e., capital) gains) connected with such permanent establishment.

        The directors of each of AXIS Capital and its subsidiaries, other than AXIS UK and AXIS UK Holdings (which are resident in the United Kingdom), AXIS Ireland Holdings (which has a permanent establishment in the United Kingdom) and AXIS Specialty Europe (which has a permanent establishment in the United Kingdom), intend that they will operate in such a manner so that none of AXIS Capital or its subsidiaries, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, carry on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend successfully that any of AXIS Capital or its subsidiaries, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, is/are trading in the United Kingdom through a permanent establishment in the United Kingdom.

        The definition of "permanent establishment" under UK law is consistent with various internationally recognized characteristics commonly used to define a "permanent establishment" for the purposes of the United Kingdom's double tax treaties. If any of the U.S. Subsidiaries qualifying for benefits under the tax treaty between the United Kingdom and the United States were trading in the United Kingdom through a permanent establishment, they would only be subject to U.K. corporation tax to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe should be entitled to the benefits of the tax treaty between Ireland and the United Kingdom if they are resident in Ireland. If AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe were trading in the U.K. through a permanent establishment and they were entitled to the benefits of the tax treaty between Ireland and the United Kingdom, they would only be subject to U.K. corporation tax to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        AXIS Ireland Holdings has a permanent establishment in the United Kingdom and the profits attributable to that permanent establishment (which have been calculated by the company on the basis of cost plus 10%) are subject to United Kingdom corporation tax. AXIS Specialty Europe also has a permanent establishment in the United Kingdom and that the profits attributable to that permanent establishment will also be subject to United Kingdom corporation tax.

        The United Kingdom has no income tax treaty with Bermuda.

        There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a branch or agency. The directors of each of AXIS Capital and its subsidiaries intend that they will operate in such a manner that none of AXIS Capital and its subsidiaries will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

        If any of AXIS Capital or its subsidiaries, other than AXIS UK and AXIS UK Holdings, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of AXIS

Capital or its subsidiaries, other than AXIS Specialty Europe and AXIS Ireland Holdings, were to be treated as carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom, our results of operations and your investment could be materially adversely affected.

  United States

        A foreign corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that AXIS Capital and/or its non-U.S. subsidiaries are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. AXIS Specialty, AXIS Re and AXIS Specialty Europe file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the additional "branch profits" tax.

        If AXIS Specialty is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), AXIS Specialty would not be subject to U.S. income tax on any income found to be effectively is connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. AXIS Specialty currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain whether AXIS Specialty is currently eligible for Bermuda Treaty benefits or will be eligible in the future because of factual and legal uncertainties regarding the residency and citizenship of AXIS Capital's shareholders. AXIS Capital would not be eligible for treaty benefits because it is not an insurance company. We have conducted and intend to conduct substantially all of our non-U.S. operations outside the United States and to limit the U.S. contacts of AXIS Capital and its non-U.S. subsidiaries so that they should not be engaged in a trade or business in the United States.

        Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AXIS Specialty is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of AXIS Specialty's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If AXIS Specialty is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of AXIS Specialty's investment income could be subject to U.S. income tax.

        Under the income tax treaty between the United Kingdom and the United States (the "U.K. Treaty"), AXIS UK and AXIS UK Holdings, if entitled to the benefits of the U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AXIS UK and AXIS UK Holdings will generally be entitled to the benefits of the U.K. Treaty if, among other reasons, (1) during at least half of the days during the relevant taxable period, at least 50% of AXIS UK's and AXIS UK Holding's stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of each of AXIS UK's and AXIS UK Holding's gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (2) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, AXIS UK's and AXIS UK Holding's business conducted in the United Kingdom. Although, we cannot be certain that AXIS UK and AXIS UK Holdings will be eligible for treaty benefits under the U.K. Treaty because of factual and legal uncertainties regarding (1) the residency and citizenship of AXIS Capital's shareholders and (2) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify. AXIS UK and AXIS UK Holdings have conducted and intend to conduct their activities in a manner so that each of them should not have permanent establishments in the United States, although we cannot be certain that we will achieve this result.

        Under the income tax treaty between Ireland and the United States (the "Irish Treaty"), each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, if entitled to the benefits of the Irish Treaty, will not be subject to U.S. federal income tax on any income determined to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Each of AXIS Ireland Holdings, AXIS Re, and AXIS Specialty Europe will generally be entitled to the benefits of the Irish Treaty if among other reasons, (1) at least 50% of the shares of AXIS Capital, measured by both vote and value, are owned by Irish citizens or U.S. citizens or residents and less than 50% of each such company's gross income for the relevant taxable period is paid or accrued directly or indirectly to persons who are not U.S. or Irish residents in the form of payments that are deductible for Irish income tax purposes or (2) each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, respectively, are considered as engaged in the active conduct of a trade or business in Ireland and their effectively connected income is connected with or incidental to that trade or business. Although we cannot be certain that AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will be eligible for Irish Treaty benefits because of factual and legal uncertainties regarding (1) the residency and citizenship of AXIS Capital's shareholders and (2) the interpretation of what constitutes an active trade or business in Ireland and income incidental or connected thereto, we will endeavor to so qualify. AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe have conducted and intend to conduct their activities in a manner so that each of them should not have permanent establishments in the United States, although we cannot be certain that we will achieve this result.

        Under the current income tax treaty between Barbados and the United States (the "Barbados Treaty"), AXIS Specialty (Barbados) Limited ("AXIS Barbados"), if entitled to the benefits of the Barbados Treaty, will not be subject to U.S. federal income tax on any income determined to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. On October 10, 2004, however, the U.S. Senate ratified a Protocol amending the Barbados Treaty that will be effective for these purposes on the first day of January next following the exchange of instruments of ratification with Barbados. AXIS Barbados does not expect to be eligible for Barbados Treaty benefits once the Protocol has entered into force. Accordingly, AXIS Barbados intends to conduct its activities in a manner so that it will not be engaged in a trade or business in the United States, although we cannot be certain that we will achieve this result.

        Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on the gross amount of certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.K. Treaty, the withholding rate on dividends from less than 10% owned corporations is reduced to 15% and on interest is reduced to 0%, under the Irish Treaty the withholding rate on dividends from less than 10% owned corporations is reduced to 15% and on interest is reduced to 0% and under the Barbados Treaty, the withholding rate on dividends paid to AXIS Barbados from less than 10% owned corporations is reduced to 15% and on interest is reduced to 5%. On October 10, 2004, however, the U.S. Senate ratified a Protocol amending the Barbados Treaty that will be effective with respect to withholding taxes paid or credited on or after the first day of the second month next following the exchange of instruments of ratification with Barbados. The Protocol amending the treaty, once effective, will result in the inability of AXIS Barbados to continue to enjoy such reduced rates. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S. sourced investment income.

        The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to AXIS Specialty are 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not currently apply to premiums paid to AXIS Re and AXIS Specialty Europe provided that they are entitled to the benefits of the Irish Treaty and the business for which the premiums are paid is not ceded to a reinsurer not entitled to a similar treaty based excise tax exemption.

        AXIS Specialty U.S. Services, Inc. and AXIS U.S. Holdings are Delaware corporations, AXIS Reinsurance is a New York corporation, AXIS Insurance is a Connecticut corporation and AXIS Surplus is an Illinois corporation, and as such each will be subject to taxation in the United States at regular corporate rates. Additionally, dividends paid by these companies to AXIS Barbados would be subject to a 30% U.S. withholding tax, subject to reduction under the income tax treaty between Barbados and the United States to 5%. On October 10, 2004, however, the U.S. Senate ratified a Protocol amending the Barbados Treaty that will be effective with respect to withholding taxes paid or credited on or after the first day of the second month next following the exchange of instruments of ratification with Barbados. The Protocol amending the treaty, once effective, will result in the inability of AXIS Barbados to continue to enjoy the reduced rate, in which case dividends paid to AXIS Barbados by AXIS U.S. Holdings will be subject to withholding tax at a rate of 30%.

        Personal Holding Companies.    AXIS Capital and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income if any of them are considered to be a personal holding company ("PHC") for U.S. federal income tax purposes. However, for taxable years beginning after December 31, 2004 the PHC provisions will not be applicable to AXIS Capital and its non-U.S. subsidiaries pursuant to recently enacted legislation.

        A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his or her partners. For example, all of the shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. Additionally, certain entities (such as certain tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as foreign personal holding companies (as discussed below).

        If AXIS Capital or any subsidiary were a PHC in a given taxable year, such corporation would be subject to a 15% PHC tax on its "undistributed PHC income" which, in the case of AXIS Capital and its non-U.S. subsidiaries, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the U.S. For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals. Thus, the PHC income of AXIS Capital and its non-U.S. subsidiaries would not include underwriting income or investment income derived from non-U.S. sources that is not effectively connected income and should not include dividends received by AXIS Capital from its non-U.S. subsidiaries (as long as such non-U.S. subsidiaries are not engaged in the trade or business in the U.S.).

        We believe based upon information made available to us regarding our existing shareholder base that currently neither AXIS Capital nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes.

        We cannot be certain, however, that the AXIS U.S. Subsidiaries will not become PHCs in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AXIS Capital's shareholder base, the gross income of AXIS Capital or any of its subsidiaries and other circumstances that could change the application of the PHC rules to AXIS Capital and its subsidiaries. In addition, if AXIS Capital or any of its subsidiaries were to become PHCs, we cannot be certain that the amount of PHC income will be immaterial.

  Switzerland

        AXIS Re Europe constitutes a permanent establishment for the purposes of the Irish/Swiss Income Tax Convention. AXIS Re is liable for Swiss corporate income taxes at the federal and cantonal/communal level and for annual capital taxes at the cantonal/communal level in respect of the net profit attributed to AXIS Re Europe and its "dotation capital." The method of computation of Swiss income and capital taxes in respect of AXIS Re Europe was agreed with the Swiss tax authorities in a binding advance ruling. For capital tax purposes, AXIS Re Europe's taxable capital corresponds to 20% of its net premium revenue for its account over the respective tax year, subject to a minimum of CHF 100,000. The capital tax rate amounts to approximately 0.07%. Corporate income taxes are computed on a deemed minimum net profit, which corresponds to a notional yield on the taxable capital of 200 basis points over the average Swiss government bond yield as published from time to time by the Swiss Federal Tax Administration. Such minimum taxable profit will only apply for tax years starting on January 1, 2006; prior to such date, the tax accounts of AXIS Re Europe may reflect net losses emanating from the build-up of technical reserves. Any such losses may be carried forward for income tax purposes for a maximum of seven years. The effective combined Swiss income tax rate on AXIS Re Europe's net profits before taxes presently amounts to approximately 24.1% on profits from Swiss sources (if any) and approximately 10.7% on profits from non-Swiss sources.

  Barbados

        AXIS Barbados was incorporated in Barbados to act as a holding company for various companies in the United States. As such, AXIS Barbados was granted a license to conduct international business in accordance with the provisions of the International Business Companies Act, Cap. 77 as amended (the "IBC Act"), and related regulations. The Minister of Industry and International Business (the "MIIB") has granted AXIS Barbados a guarantee that the benefits and exemptions contained in the IBC Act will apply to AXIS Barbados until January 11, 2017.

        Under the IBC Act, AXIS Barbados is required to pay a maximum corporate tax rate of 2 1/2% on its worldwide profits, which reduces to 1% on taxable profits over U.S. $15 million. Under the IBC Act there is currently no withholding tax imposed on amounts paid by AXIS Barbados to persons not resident in Barbados. Additionally, under current Barbados law there is no capital gains tax and no tax is payable on the transfer of shares in AXIS Barbados if transferred to a person who is not resident in Barbados or to another international business company.

        The IBC Act governs the licensing and operations of international business companies. Licenses are issued by the MIIB, who has broad discretion over whether licenses are granted or refused. The MIIB has the authority to suspend or revoke a license if at any time a licensee fails to satisfy the conditions of the license, or is in violation of any provisions of the IBC Act.

        The IBC Act imposes on Barbados international business companies certain reporting requirements. For example, a licensee that has gross revenues and assets that exceed Barbados $1.0 million, which is approximately U.S. $500,000, is required to forward to the MIIB annual audited financial statements prepared in accordance with generally accepted accounting principles.

Taxation of Holders of Our Shares

  Bermuda Taxation

        Currently, there is no Bermuda withholding or other tax payable on principal, interest or dividends paid to holders of our shares.

  United States Taxation

        The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of our shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase shares in an offering, who did not own (directly or indirectly through foreign entities or constructively) shares of AXIS Capital prior to any offering and who hold their shares as capital assets within the meaning of section 1221 of the Code and as beneficial owners. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, if a partnership holds our shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisors. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, persons who are considered with respect to any of us as 10% U.S. Shareholders (as defined below) or persons who hold our shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States that may be applicable to our shares or the holders of our shares and does not address any aspect of U.S. federal taxation other than income taxation.

        For purposes of this discussion, the term "U.S. Person" means: (1) a citizen or resident of the United States, (2) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (c) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing. Additionally, references to a "foreign" person refer to a non-U.S. person.

        Taxation of Dividends.    Subject to the discussions below relating to the potential application of the controlled foreign corporation ("CFC"), related person insurance income ("RPII"), foreign personal holding company ("FPHC") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of AXIS Capital (as computed using U.S. tax principles). Under recently enacted legislation, we believe dividends paid by us before 2009 should be eligible for reduced rates of tax because we believe our shares should be treated as readily tradable on an established securities market in the United States. Such dividends will not be eligible for the dividends received deduction. To the extent such distributions exceed AXIS Capital's earnings and profits, they will be treated first as a return of the shareholder's basis in their shares to the extent thereof, and then as gain from the sale of a capital asset.

        Classification of AXIS Capital or its Non-U.S. Subsidiaries as Controlled Foreign Corporations. Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign base company sales and services income and foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC's country of incorporation. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, which is a category of subpart F income, the term CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all the stock is owned by 10% U.S. Shareholders, on any day of the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation.

        We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who acquires shares of AXIS Capital in any offering directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of AXIS Capital or any of its non-U.S. subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of a Non-U.S. Insurance Subsidiary (i.e., AXIS Specialty, AXIS Re and AXIS Specialty Europe), determined on a gross basis, is 20% or more of such company's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which such company's RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, AXIS Capital believes that each of the Non-U.S. Insurance Subsidiaries meets the 20% Ownership Exception and the gross RPII of each Non-U.S. Insurance Subsidiary as a percentage of its gross insurance income was in prior years of operations and will be for the foreseeable future below the 20% threshold for each tax year. Additionally, as AXIS Capital is not licensed as an insurance company, we do not anticipate that AXIS Capital will have insurance income, including RPII.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract that would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of a Non-U.S. Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of AXIS Capital's shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons that control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. Each Non-U.S. Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of AXIS Capital by vote or value.

        RPII Exceptions. The special RPII rules do not apply to a Non-U.S. Insurance Subsidiary if (1) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of AXIS Capital (the "20% Ownership Exception"), (2) RPII, determined on a gross basis, is less than 20% of gross insurance income of the Non-U.S. Insurance Subsidiary for the taxable year (the "20% Gross Income Exception), (3) the Non-U.S. Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (4) the Non-U.S. Insurance Subsidiary elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. Where none of these exceptions applies to a Non-U.S. Insurance Subsidiary, each U.S. Person directly or indirectly through foreign entities owning any shares in AXIS Capital (and therefore, indirectly, in each Non-U.S. Insurance Subsidiary) on the last day of AXIS Capital's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of the company or companies, as the case may be, that failed to qualify for the exception for the portion of the taxable year during which the Non-U.S. Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of such Non-U.S. Insurance Subsidiary's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. The Non-U.S. Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we do not expect the gross RPII of any of the Non-U.S. Insurance Subsidiaries will equal or exceed 20% of such company's gross insurance income in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

        Computation of RPII. In order to determine how much RPII a Non-U.S. Insurance Subsidiary has earned in each taxable year, the Non-U.S. Insurance Subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of AXIS Capital and are U.S. Persons. AXIS Capital may not be able to determine whether any of the underlying direct or indirect insureds to which the Non-U.S. Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, AXIS Capital may not be able to determine accurately the gross amount of RPII earned by each Non-U.S. Insurance Subsidiary in a given taxable year. For any year in which gross RPII of a Non-U.S. Insurance Subsidiary is 20% or more of its gross insurance income for the year and the 20% Ownership Exception does not apply, AXIS Capital may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent AXIS Capital is unable to determine whether a beneficial owner of shares is a U.S. Person, AXIS Capital may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

        If, as expected, the RPII of each Non-U.S. Insurance Subsidiary is less than 20% of its gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

        Apportionment of RPII to U.S. Holders. Every RPII shareholder who owns common shares on the last day of any fiscal year of AXIS Capital in which the 20% Ownership Exception does not apply and a Non-U.S. Insurance Subsidiary's gross insurance income constituting RPII for that year equals or exceeds 20% of such company's gross insurance income should expect that for such year the RPII shareholder will be required to include in gross income its share of such company's RPII for the portion of the taxable year during which such company was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns our shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of a Non-U.S. Insurance Subsidiary's RPII.

        Basis Adjustments. A RPII shareholder's tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by AXIS Capital out of previously taxed RPII income. The RPII shareholder's tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to the Non-U.S. Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in our shares should consult his tax advisor as to the effects of these uncertainties.

        Information Reporting.    Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (1) a person who is treated as a RPII shareholder, (2) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (3) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which AXIS Capital determines that gross RPII constitutes 20% or more of any of the Non-U.S. Insurance Subsidiary's gross insurance income and the 20% Ownership Exception does not apply, AXIS Capital will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above.

        Dispositions of Our Shares.    Subject to the discussions below relating to the potential application of the Code section 1248, PFIC and FPHC rules, U.S. holders of shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for our shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and certain other non-corporate shareholders and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. shareholder of AXIS Capital should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of AXIS Capital. To the extent this is the case, the application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, AXIS Capital will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because AXIS Capital will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of our shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of our shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (1) 75% or more of its gross income constitutes "passive income" (the "75% test") or (2) 50% or more of its assets produce (or are held for the production of) passive income (the "50% test"). If AXIS Capital were characterized as a PFIC during a given year, U.S. Persons holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such persons made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that AXIS Capital would be able to provide its shareholders with the information necessary for a U.S. Person to make these elections. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by AXIS Capital to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009 if AXIS Capital were considered a PFIC. Further, if AXIS Capital were considered a PFIC, upon the death of any U.S. individual owning our shares, such individual's heirs or estate may not be entitled to a "step-up" in the tax basis of their shares which might otherwise be available under U.S. federal income tax laws.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock.

        The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect for purposes of the PFIC rules, that each of the Insurance Subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of the Insurance Subsidiaries should be treated as passive. Further, we expect that the passive income and assets (other than the stock of any indirect AXIS Capital subsidiary) of any other AXIS Capital subsidiary will be de minimis in each year of operations with respect to the overall income and assets of AXIS Capital. Accordingly, we expect that in each year of operations AXIS Ireland Holdings, AXIS UK, AXIS UK Holdings and AXIS Barbados should not meet the 75% test or the 50% test because they should have sufficient non-passive income and assets either directly or through the operation of the look-through rule and, thus, should not be treated as PFICs. Finally, under the look-through rule AXIS Capital should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that AXIS Capital has not been and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign Personal Holding Companies.    For taxable years beginning after December 31, 2004, the FPHC provisions will not be applicable to AXIS Capital and its subsidiaries pursuant to recently enacted legislation. A foreign corporation will be classified as an FPHC for U.S. federal income tax purposes if (1) at any time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (2) at least 60% (or 50% in taxable years subsequent to the characterization of the foreign company as an FPHC) of its gross income for the year is "FPHC income." Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. For example, all of the shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. With respect to the 2004 taxable year, if AXIS Capital or any of its non-U.S. subsidiaries were or were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of AXIS Capital shareholders who are U.S. Persons. Such income would be taxable as a dividend and should not be eligible for a reduced rate of tax under recently enacted legislation, even if no cash dividend were actually paid. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, a distribution paid by AXIS Capital to a U.S. shareholder that is not treated as a tax-free return of any previously taxed and undistributed amount and is characterized as a dividend would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. Further, in such case, upon the death of any U.S. individual owning our shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of their shares which might otherwise be available under U.S. federal income tax laws. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file IRS Form 5471. We believe, based upon information made available to us regarding our existing shareholder base that neither AXIS Capital nor any of its non-U.S. subsidiaries should currently be considered an FPHC. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its non-U.S. subsidiaries should be considered an FPHC. We cannot be certain, however, that AXIS Capital and/or any of its non-U.S. subsidiaries will not be considered an FPHC, because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AXIS Capital shareholder base and the gross income of AXIS Capital and/or any of its non-U.S. subsidiaries and other circumstances that could change the application of the FPHC rules to AXIS Capital and its non-U.S. subsidiaries. In addition, if AXIS Capital or any of its non-U.S. subsidiaries were to become an FPHC, we cannot be certain that the amount of FPHC income will be immaterial.

        Foreign Tax Credit.    Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of our shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes (and for taxable years beginning after December 31, 2006 will constitute either "passive" or "general" income). Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

        Backup Withholding on Distributions and Disposition Proceeds.    Information returns may be filed with the IRS in connection with distributions on our shares and the proceeds from a sale or other disposition of our shares unless the holder of the shares establishes an exemption from the information reporting rules. A holder of shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or other exempt recipient and or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Proposed U.S. Tax Legislation.    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

Taxation of Holders of Debt Securities

  Bermuda Taxation

        Currently there is no Bermuda withholding tax on interest paid by AXIS Capital.

  United States Taxation

        The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of the debt securities. Unless otherwise stated, this summary deals only with holders of debt securities who acquire the debt securities at their original issue price and who hold their debt securities as capital assets within the meaning of Section 1221 of the Code and as beneficial owners. The following discussion is only a discussion of the material United States federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular debt security holder in light of such debt security holder's specific circumstances. In addition, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain holders of debt securities, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations, expatriates, investors in pass through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold the debt securities as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, that may be applicable to the debt securities or the holders of debt securities and does not address any aspect of U.S. federal taxation other than income taxation.

        If a partnership holds the debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debt securities, you should consult your tax advisor.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the debt securities that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes or (c) any other person or entity that is trusted for U.S. federal income tax purposes as if it were one of the foregoing.

        U.S. Holders of Debt Securities

        Interest Payments.    Unless otherwise specified in the related prospectus supplement, interest paid to a U.S. holder on a debt security will be includible in such holder's gross income as ordinary interest income in accordance with the holder's regular method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the debt securities generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

        Sale, Exchange, Redemption and Other Disposition of Debt Securities.    Upon the sale, exchange, redemption or other disposition of a debt security, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest not previously included in income, which will be taxable as interest) and the holder's adjusted tax basis in such debt security. A U.S. holder's adjusted tax basis in a debt security generally will equal the cost of such debt security and any such gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the U.S. holder's holding period in the debt security exceeds one year at the time of disposition of the debt security. For U.S. holders other than corporations, preferential tax rates may apply to such long term capital gain compared to rates that may apply to ordinary income. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of a debt security generally will be treated as U.S. source gain or loss, as the case may be.

        Information Reporting and Backup Withholding.    Information returns may be filed with the IRS in connection with payments of interest on the debt securities and the proceeds from a sale or other disposition of the debt securities unless the holder of the debt securities establishes an exemption from the information reporting rules. A holder of debt securities that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S.

holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

        Non-U.S. Holders of Debt Securities

        The following discussion is limited to the United States federal income tax consequences relevant to a beneficial owner of a debt security that is a "non-U.S. holder." For purposes of this discussion, a "non-U.S. holder" is a holder of the debt securities that is a nonresident alien individual or a corporation, estate or trust that is not a U.S. holder.

        Interest and Disposition.    In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. holder will not be subject to U.S. federal income tax with respect to payments of interest on, or gain upon the disposition of, debt securities, unless: (1) the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or (2) in the case of gain upon the disposition of debt securities, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year and certain other conditions are met.

        Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

        Information Reporting and Backup Withholding.    If the debt securities are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the debt securities are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

PLAN OF DISTRIBUTION

        We, each of the AXIS Capital Trusts and/or the selling shareholders may sell the securities covered by this prospectus in any of three ways (or in any combination) from time to time:

  •
  to or through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        In addition, we or the selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus, the applicable prospectus supplement and subject to receiving the prior written consent of the BMA, sell securities covered by this prospectus and applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us or the selling shareholders to close out any related short positions. Subject to receiving the prior written consent of the BMA, we and the selling shareholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

  •
  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

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  the initial public offering price of the securities and the proceeds to us, the AXIS Capital Trusts and/or the selling shareholders and any discounts, commissions or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any; and

  •
  the securities exchanges on which the securities may be listed, if any.

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

        The selling shareholders may offer their common shares in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent the common shares offered pursuant to a prospectus supplement remain unsold, the selling shareholder may offer those common shares on different terms pursuant to another prospectus supplement, provided that, subject to Rule 462(b) under the Securities Act, no selling shareholder may offer or sell more common shares in the aggregate than are indicated in the table set forth under the caption "Selling Shareholders" pursuant to any such prospectus supplements. Sales by the selling shareholders may not require the provision of a prospectus supplement.

        Each of the selling shareholders also may resell all or a portion of its common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

        Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        If indicated in an applicable prospectus supplement, we, the AXIS Capital Trusts and/or the selling shareholders may sell the securities through agents from time to time. Any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we, the AXIS Capital Trusts and/or the selling shareholders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We and the AXIS Capital Trusts may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us or the AXIS Capital Trusts at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or the AXIS Capital Trusts pay for solicitation of these delayed delivery contracts.

        Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Underwriters, dealers, agents and other third parties described above may be entitled to indemnification by us, the AXIS Capital Trusts and/or the selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents or others may be required to make in respect thereof. Underwriters, dealers, agents and such other third parties may be customers of, engage in transactions with, or perform services for us, the AXIS Capital Trusts and/or the selling shareholders in the common course of business.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.axiscapital.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

        This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

        We "incorporate by reference" into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and later information that we file with the SEC will automatically update and supercede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

        The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004; and

  •
  our Current Reports on Form 8-K, dated February 11, 2004, May 3, 2004, July 13, 2004, August 5, 2004 and August 25, 2004.

        All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

AXIS Capital Holdings Limited
Attention: Corporate Secretary
106 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 296-2600

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us and the AXIS Capital Trusts by Conyers Dill & Pearman, Hamilton, Bermuda, and/or by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES
LAWS AND OTHER MATTERS

        AXIS Capital is organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of its assets and their assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult or impossible for investors to effect service of process within the United States upon its non-U.S. directors and officers or to recover against AXIS Capital or its non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, AXIS Capital may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of securities made hereby by serving CT Corporation System, our U.S. agent, irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

        At the time of issue of each prospectus supplement, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or any prospectus supplement.

10,000,000 Shares

AXIS Capital Holdings Limited

7.25% Series A Preferred Shares

PROSPECTUS SUPPLEMENT
September 28, 2005

Citigroup
Wachovia Securities
Merrill Lynch & Co.
Morgan Stanley

Banc of America Securities LLC
Deutsche Bank Securities
HSBC
JPMorgan

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AXIS CAPITAL HOLDINGS LIMITED
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE SERIES A PREFERRED SHARES
MATERIAL TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The date of this prospectus is November 8, 2004.
TABLE OF CONTENTS
RISK FACTORS
Risks Related to the Company
Risks Related to Our Industry
Risks Related to Our Common Shares
Risks Related to Taxation
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AXIS CAPITAL HOLDINGS LIMITED
THE AXIS CAPITAL TRUSTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SHARE CAPITAL
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
SELLING SHAREHOLDERS
MATERIAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS